EXECUTION COPY

EXHIBIT 10.24

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BASIN WATER, INC.,

BW ACQUISITION MERGER SUB, INC.,

BASIN WATER – MPT, INC.,

MOBILE PROCESS TECHNOLOGY, CO.,

THE STOCKHOLDERS LISTED ON SCHEDULE A HERETO,

AND

THE STOCKHOLDERS’ REPRESENTATIVE

AUGUST 31, 2007

i

List of Defined Terms	Section
Affiliate	Section 3.08
Agreement	Preamble
Applicable Laws	Section 3.06(c)
Arkansas Code	Section 1.01
Asset Purchase Agreement	Section 3.08
Audited Financial Statements	Section 4.10
Basin Common Stock	Section 3.02
Basin Shares	Section 3.02
Basket	Section 11.02(a)
Benefit Plan	Section 4.17(a)
Blackout Notice	Section 13.01(c)
Cash Consideration	Section 3.02
CERCLA	Section 4.29(a)(iii)
Certificates	Section 3.06(b)
Claim Notice	Section 11.03(b)
Claims	Section 4.01
Cleanup	Section 4.29(a)(i)
Closing	Section 3.01
Closing Date	Section 3.01
Closing Filing Date	Section 13.01(a)
Closing Shares	Section 13.01(a)
Code	Section 4.13(p)
Company	Preamble
Company Articles of Incorporation	Section 4.05
Company Balance Sheet	Section 4.10
Company Benefit Plan	Section 4.17(a)
Company Financial Statements	Section 4.10
Company Intellectual Property	Section 4.23(a)
Company Transaction Expenses	Section 3.02
Company’s Knowledge	Section 4.23(e)
Contracts	Section 4.22
Craft Entity	Section 3.08
Damages	Section 11.02(a)
Deferred Compensation Termination Payment	Section 9.16
Disclosure Schedule	ARTICLE IV
Dispute	Section 11.02(g)
Dispute Notice	Section 11.02(f)
Environmental Claim	Section 4.29(a)(ii)
Environmental Laws	Section 4.29(a)(iii)
Environmental Losses	Section 11.02(b)
ERISA	Section 4.17(b)
ERISA Affiliate	Section 4.17(c)
Escrow Account	Section 3.02
Escrow Agent	Section 3.02
Escrow Agreement	Section 3.02
Escrow Period	Section 11.05(b)(ii)
Estimated Cash Consideration Adjustment	Section 3.03(a)
Estimated Closing Balance Sheet	Section 3.03(a)
Excluded Assets	Section 3.08
Excluded Liabilities	Section 3.08
Final Cash Consideration Adjustment	Section 3.03(b)

List of Defined Terms	Section
Final Closing Balance Sheet	Section 3.03(b)
Final Environmental Report	Section 9.14
FINRA	Section 13.01(d)
GAAP	Section 4.10
Good Faith Damages Estimate	Section 11.05(b)(i)
Governmental Body	Section 4.14
Hazardous Materials	Section 4.29(a)(iv)
Indemnification Notice	Section 11.02(f)
Indemnified Party	Section 11.03(a)
Indemnifying Party	Section 11.03(a)
Indemnity Escrow Account	Section 3.02
Indemnity Escrowed Funds	Section 3.02
Indemnity Period	Section 11.01
Indemnity Period	Section 11.01
Independent Accounting Firm	Section 3.03(d)
Intellectual Property	Section 4.23(a)
Interim Balance Sheet	Section 4.10
Intermediate Surviving Corporation	Recitals
Lease Agreement	Section 9.11
Leased Real Property	Section 4.20(b)
Material Contracts	Section 4.22
Merger Consideration	Section 3.02
Merger I	Recitals
Merger I Certificate of Merger	Section 1.02
Merger I Effective Time	Section 1.02
Merger II	Recitals
Merger II Certificate of Merger	Section 2.02
Merger II Effective Time	Section 2.02
Merger Sub	Preamble
Mergers	Recitals
Multiemployer Plan	Section 4.17(f)
NewCo	Preamble
Noncompetition Agreement	Section 6.10
Notice Period	Section 11.03(b)
Parent	Preamble
Parent Benefit Plan	Section 4.17(a)
Parent Damages	Section 11.02(b)
Parent Financial Statements	Section 5.05
Parent Indemnified Party	Section 11.02(a)
Parent Parties	Preamble
Parties	Preamble
Permits	Section 4.16
Phantom Stock Termination Payment	Section 9.15
Post-Closing Required Maintenance Work	Section 9.13
Post-Closing Tax Period	Section 8.01(c)(iii)
Pre-Closing Matter	Section 6.09
Pre-Closing Required Maintenance Work	Section 9.13
Pre-Closing Tax Period	Section 8.01(c)(iii)
Procedure	Section 11.02(g)
RCRA	Section 4.29(a)(iii)
Registered Company Intellectual Property	Section 4.23(b)

v

List of Defined Terms	Section
Registration Expenses	Section 13.01(e)
Registration Statement	Section 13.01(a)
Related Party	Section 4.30(c)
Release	Section 4.29(a)(v)
Retention Bonuses	Section 3.03(a)
SEC	Section 5.04
Securities Act	Section 3.10
Shares	Recitals
Stockholder Benefit Representations	Section 11.01
Stockholder Environment Representations	Section 11.01
Stockholder General Representations	Section 11.01
Stockholder Indemnified Party	Section 11.02(d)
Stockholder Organizational Representations	Section 11.01
Stockholder Tax Representations	Section 11.01
Stockholders	Preamble
Stockholders	Recitals
Stockholders’ Consent	Recitals
Stockholders’ Representative	Section 3.09
Straddle Period	Section 8.01(c)(iii)
Surviving Entity	Recitals
Tangible Personal Property	Section 4.20(a)
Target Working Capital	Section 3.03(a)
Tax Audit	Section 8.01(c)(ii)
Tax Law	Section 3.07
Tax Period	Section 8.01(c)(iii)
Tax Proceedings	Section 8.01(c)(i)
Tax Returns	Section 4.13(p)
Taxes	Section 4.13(p)
Taxing Authority	Section 8.01(c)(i)
TDEC	Section 8.01(f)
Third Party Claim	Section 11.03(a)
Third Party Licenses	Section 4.23(b)
Titanium	Section 9.14
Treasury Regulation(s)	Section 4.13(p)
Working Capital	Section 3.03(a)
Working Capital Escrow Account	Section 3.02
Working Capital Escrowed Funds	Section 3.02

List of Exhibits
Exhibit A	–	Stockholders’ Consent
Exhibit B	–	Escrow Agreement
Exhibit C	–	Asset Purchase Agreement
Exhibit D	–	Noncompetition Agreement
Exhibit E	–	Lease Agreement
Exhibit F	–	Opinion of Counsel

List of Schedules
Schedule A	–	Stockholders; Capitalization
Schedule 3.03(a)	–	Retention Bonuses
Schedule 3.08(i)	–	Excluded Assets
Schedule 3.08(ii)	–	Excluded Liabilities
Schedule 4.10	–	Company Financial Statements
Schedule 4.13(a)	–	Tax Return Extensions
Schedule 4.13(d)	–	Tax Audits, Investigations, Disputes or Claims
Schedule 4.13(f)	–	Tax Elections
Schedule 4.13(o)	–	Tax Jurisdictions
Schedule 4.16	–	Permits
Schedule 4.17(d)	–	Company Benefit Plans
Schedule 4.17(g)	–	Acceleration of Benefits
Schedule 4.19	–	Current Employees
Schedule 4.20(b)(i)	–	Owned Real Property
Schedule 4.20(b)(ii)	–	Leased Real Property
Schedule 4.21	–	Insurance Policies
Schedule 4.22	–	Material Contracts
Schedule 4.23(b)(1)	–	Registered Company Intellectual Property
Schedule 4.23(b)(2)	–	Third Party Licenses
Schedule 4.29(b)	–	Compliance with Environmental Laws and Environmental Permits
Schedule 4.29(d)	–	Environmental Conditions and Remediation
Schedule 4.30	–	Related Party Transactions
Schedule 6.06	–	Company Employees
Schedule 9.01	–	Consents

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) entered into this 31st day of August 2007 by and among Basin Water, Inc., a Delaware corporation (the “Parent”), BW Acquisition Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Basin Water—MPT, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“NewCo,” and together with Merger Sub and Parent, the “Parent Parties”), the Stockholders listed on Schedule A hereto (together the “Stockholders”), Mobile Process Technology, Co., an Arkansas corporation (the “Company”), and the Stockholders’ Representative (as defined in Section 3.09 hereof). Parent, Merger Sub, NewCo, Stockholders, Stockholders’ Representative and the Company are referred to collectively herein as the “Parties.”

RECITALS:

WHEREAS, the Parties desire to enter into a transaction pursuant to which, among other things, (i) Merger Sub will merge (“Merger I”) with and into the Company, with the Company as the surviving corporation (the “Intermediate Surviving Corporation”), (ii) pursuant to Merger I, the existing shares of capital stock (the “Shares”) of the Company will be cancelled, and, in exchange therefor, the holders of the Company’s capital stock (the “Stockholders”) will receive (subject to certain adjustments) in the aggregate $6,652,732 of cash and 462,746 shares of Basin Common Stock (as defined below), the capital stock of Merger Sub will be cancelled and, in exchange therefor, Parent will receive shares of common stock of the Intermediate Surviving Corporation and the Intermediate Surviving Corporation will become a direct wholly owned subsidiary of Parent, (iii) the Intermediate Surviving Corporation will merge (“Merger II” and, together with Merger I, the “Mergers”) with and into NewCo, with NewCo as the surviving corporation (the “Surviving Entity”), and (iv) pursuant to Merger II, the existing shares of capital stock of the Intermediate Surviving Corporation will be cancelled and, in exchange therefor, Parent will receive shares of common stock of the Surviving Entity;

WHEREAS, the respective Boards of Directors of the Company, Merger Sub, NewCo and Parent have approved this Agreement and the Mergers and the related transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company has received an irrevocable written consent (the “Stockholders’ Consent”) from the Stockholders substantially in the form of Exhibit A (a true, correct and complete copy of which has been delivered to Parent) who in the aggregate hold all of the voting power represented by all of the outstanding shares of the Company Common Stock (as defined below), pursuant to which such Stockholders have (i) adopted this Agreement, and (ii) approved the Mergers and other transactions contemplated hereby;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby; and

WHEREAS, the Parties intend for Merger I, taken together with Merger II, to be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and for this Agreement (as defined below) to be treated as a plan of reorganization, as described in the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises made in this Agreement, and in consideration of the representations and warranties contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby mutually acknowledged, the Parties, intending to become legally bound, agree as follows:

ARTICLE I

MERGER I

Section 1.01 Merger I. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Arkansas Code (the “Arkansas Code”) and the DGCL, Merger Sub, at the Merger I Effective Time, shall be merged with and into the Company. As a result of Merger I, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Intermediate Surviving Corporation.

Section 1.02 Effective Time of Merger I. Prior to the Closing, the Company shall prepare and on the Closing Date, upon satisfaction of the terms and conditions set forth herein, the Parties shall cause Merger I to be consummated by filing with the Secretary of State of the State of Arkansas and the Secretary of State of the State of Delaware a certificate of merger (the “Merger I Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and the Arkansas Code, and shall make all other filings or recordings required under the DGCL and the Arkansas Code, as applicable, in respect of Merger I. Merger I shall become effective at such time as the Merger I Certificate of Merger is duly filed with such Secretary of State of the State of Delaware and the Secretary of State of the State of Arkansas or at such other time as Parent and the Company shall agree and specify in the Merger I Certificate of Merger (the time Merger I becomes effective being the “Merger I Effective Time”).

Section 1.03 Effect of Merger I. Merger I shall have the effects as provided in the applicable provisions of the DGCL and the Arkansas Code. Without limiting the generality of the foregoing, at the Merger I Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Intermediate Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Intermediate Surviving Corporation.

Section 1.04 Certificate of Incorporation; Bylaws. At the Merger I Effective Time, the Certificate of Incorporation and the Bylaws of the Company shall become the Certificate of Incorporation and the Bylaws of the Intermediate Surviving Corporation, each as in effect immediately prior to the Merger I Effective Time.

Section 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Merger I Effective Time shall be the initial directors of the Intermediate Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Intermediate Surviving Corporation. The officers of Merger Sub immediately prior to the Merger I Effective Time shall be the initial officers of the Intermediate Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Intermediate Surviving Corporation.

ARTICLE II

MERGER II

Section 2.01 Merger II. Immediately following the consummation of Merger I, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger II Effective Time, the Intermediate Surviving Corporation shall be merged with and into NewCo. As a result of Merger II, the separate corporate existence of the Intermediate Surviving Corporation shall cease and NewCo shall continue as the Surviving Entity.

Section 2.02 Effective Time of Merger II. Prior to the Closing, the Company shall prepare a certificate of merger (the “Merger II Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL in respect of Merger II. On the Closing Date and immediately following the consummation of Merger I, upon satisfaction of the terms and conditions set forth in this Agreement, the Parties shall cause Merger II to be consummated by filing the Merger II Certificate of Merger with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required under the DGCL in respect of Merger II. Merger II shall become effective at such time as the Merger II Certificate of Merger is duly filed with such Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Merger II Certificate of Merger, but shall in any event be on the same date as Merger I (the time Merger II becomes effective being the “Merger II Effective Time”).

Section 2.03 Effect of Merger II. Merger II shall have the effects as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Merger II Effective Time, all the property, rights, privileges, powers and franchises of the Intermediate Surviving Corporation and NewCo shall vest in the Surviving Entity, and all debts, liabilities and duties of the Intermediate Surviving Corporation and NewCo shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.04 Certificate of Incorporation; Bylaws. At the Merger II Effective Time, the Certificate of Incorporation and the Bylaws of NewCo shall become the Certificate of Incorporation and the Bylaws of the Surviving Entity, each as in effect immediately prior to the Merger II Effective Time.

Section 2.05 Directors and Officers. The directors of NewCo immediately prior to the Merger II Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Entity. The officers of NewCo immediately prior to the Merger II Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Entity.

Section 2.06 Tax Treatment. The Parties intend that, for federal income tax purposes, Merger I, taken together with Merger II, shall be treated as a reorganization described in Section 368(a) of the Code. Notwithstanding the foregoing, none of the Parent Parties or the Company shall have any liability to the Stockholders for the tax consequences of the Merger I (separately or taken together with Merger II) failing to qualify as a reorganization described in Section 368(a) of the Code.

ARTICLE III

CLOSING; MERGER CONSIDERATION

Section 3.01 Closing. Subject to the satisfaction or waiver of each of the conditions set forth in ARTICLE IX and ARTICLE X of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California at 10:00 a.m. Pacific time, on or around September 14, 2007, or such other location, date and time as may be agreed upon by the parties (such date and time being called the “Closing Date”). At the Closing:

(a) The Stockholders and the Company shall deliver or cause to be delivered to the Parent, or the Exchange Agent, as applicable, the following:

(i) The Certificates and other documents as required by Section 3.06;

(ii) The certificates required by Section 9.02 and Section 9.03;

(iii) The resignations (or other evidence of necessary corporate action) referred to in Section 9.06;

(iv) All of the books, data, documents, instruments and other records relating to the Company including without limitation the original incorporation documents, foreign qualifications, bylaws, minute books, and stock record books;

(v) The Asset Purchase Agreement (as defined in Section 3.08), duly executed by the Company and the Craft Entity (as defined in Section 3.08);

(vi) The Escrow Agreement, duly executed by Parent, the Company and the Stockholders’ Representative;

(vii) The Lease Agreement (as defined in Section 9.11), duly executed by the Company and the Craft Entity (as defined in Section 3.08); and

(viii) Any other documents or deliverables required to be delivered pursuant to ARTICLE IX.

(b) The Parent shall deliver or cause to be delivered to the Stockholders or Exchange Agent, as applicable, the following:

(i) Stock certificates in respect of the Basin Common Stock and the cash portion of the Merger Consideration in accordance with Section 3.02 (other than the Indemnity Escrowed Funds and the Working Capital Escrowed Funds, which shall be delivered to the Escrow Agent, and the Company Transaction Expenses);

(ii) The Escrow Agreement, duly executed by the Parent; and

(iii) Any other documents or deliverables required to be delivered pursuant to ARTICLE X.

Section 3.02 Merger Consideration. The aggregate consideration to be paid by Parent for the Company Common Stock in accordance with the allocation set forth on Schedule A (the “Merger Consideration”) is (i) 462,746 shares (the “Basin Shares”) of its Common Stock, par value $0.001 per share (“Basin Common Stock”) and (ii) $6,652,732 (the “Cash Consideration”), subject to the Estimated Cash Consideration Adjustment and the Final Cash Consideration Adjustment; provided, that, (x) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of the Merger Consideration (such amount, allocated to the Stockholders in accordance with the percentages set forth on Schedule A, the “Indemnity Escrowed Funds”) shall be deposited with an agent, which shall be a bank or a trust company organized under the laws of the United States of America or any of the States, having a combined capital and surplus of not less than $100,000,000 selected by the Parent and the Stockholders’ Representative, and which shall initially be Computershare Trust Company, N.A. (the “Escrow Agent”), to be held in an account (the “Indemnity Escrow Account”) and will be released along with any other property in the Indemnity Escrow Account in accordance with the terms of the escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement“) and ARTICLE XI hereof, (y) Seven Hundred Fifty Thousand Dollars ($750,000) of the Merger Consideration (such amount, allocated to the Stockholders in accordance with the percentages set forth on Schedule A, the “Working Capital Escrowed Funds”) shall be deposited with the Escrow Agent, to be held in an account (the “Working Capital Escrow Account”) and will be released along with any other property in the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement and Section 3.03 hereof, and (z) Three Hundred Ninety-Two Thousand Six Hundred Fifty Dollars ($392,650) of the Merger Consideration shall be paid to certain financial and legal advisors to the Company in connection with the consummation of the transactions contemplated hereby (the “Company Transaction Expenses”).

Notwithstanding any other provision of this Agreement to the contrary, it is the intent of the parties that the consummation of Merger I and Merger II, taken together, as two intertwined steps of an overall pre-arranged transaction, qualify as a reorganization described in Section 368(a) of the Code. Furthermore, the parties agree that at the request of Company, the portion of the Merger Consideration consisting of Basin Common Stock may be increased and the Cash Consideration decreased by an amount deemed reasonably necessary by the Company to satisfy the “continuity of shareholder interest requirement” imposed by the Treasury Regulations promulgated under Section 368(a) of the Code.

Section 3.03 Cash Consideration Adjustment. The Cash Consideration shall be subject to adjustment as follows:

(a) Estimated Closing Balance Sheet. At the Closing, the Company shall deliver to Parent an estimated closing balance sheet (the “Estimated Closing Balance Sheet”), including a calculation of Working Capital. “Working Capital“ shall mean the Company’s current assets less the Company’s current liabilities, in each case as reflected on the relevant balance sheet; it being understood that the amounts to be paid after the Closing to the employees of the Company listed on Schedule 3.03(a) (“Retention Bonuses”) shall be treated as a current liability for purposes of the calculation of Working Capital, even if not so treated in the Company Financial Statements. “Target Working Capital” shall be equal to negative One Hundred Fifty-Seven Thousand Seven Hundred Eighty-Five Dollars, or $(157,785). The Cash Consideration paid at Closing shall be adjusted as follows (the “Estimated Cash Consideration Adjustment”):

(i) To the extent that the calculation of Working Capital in the Estimated Closing Balance Sheet is greater than the Target Working Capital, the Cash Consideration paid at Closing shall be increased by such difference. Such additional Cash Consideration shall be allocated to the Stockholders in accordance with the percentages set forth on Schedule A.

(ii) To the extent that the calculation of Working Capital in the Estimated Closing Balance Sheet is less than the Target Working Capital, the Cash Consideration paid at Closing shall be decreased by such difference. The remaining Cash Consideration shall be allocated to the Stockholders in accordance with the percentages set forth on Schedule A, with final amounts to be agreed upon by Parent and the Stockholders’ Representative.

(b) Final Closing Balance Sheet. Parent shall have the right to audit the Estimated Closing Balance Sheet, including the calculation of Working Capital, within sixty (60) calendar days of delivery of the Estimated Closing Balance Sheet. Within sixty (60) calendar days after the Closing Date, the Parent and the Company shall cause an independent accounting firm acceptable to the Parent and Stockholders’ Representative to prepare and deliver to Parent and Stockholders’ Representative an audited balance sheet of the Company as of the Closing Date (the “Final Closing Balance Sheet”), which shall be prepared on the same basis and in the same form as the Estimated Closing Balance Sheet. After delivery of the Final Closing Balance Sheet, the Cash Consideration delivered as of the Closing shall be adjusted as follows (the “Final Cash Consideration Adjustment”):

(i) To the extent that the calculation of Working Capital in the Final Closing Balance Sheet is greater than the calculation of Working Capital set forth in the Estimated Closing Balance Sheet, Parent shall pay to Stockholders’ Representative (for distribution to the Stockholders) such difference. In addition, as of the time of such payment, all Working Capital Escrowed Funds and any other property held in the Working Capital Escrow Account shall be distributed to the Stockholders’ Representative (for distribution to the Stockholders).

(ii) To the extent that the calculation of Working Capital in the Final Closing Balance Sheet is less than the calculation of Working Capital set forth in the Estimated Closing Balance Sheet, the difference shall be delivered to Parent from the Working Capital Escrow Account pursuant to the terms of the Escrow Agreement and this Section 3.03. To the extent such difference in the Estimated Closing Balance Sheet from the Final Closing Balance Sheet exceeds the Working Capital Escrowed Funds held in the Working Capital Escrow Account, the Stockholders’ Representative shall deliver such excess amounts to Parent on behalf of the Stockholders. To the extent such difference in the Estimated Closing Balance Sheet from the Final Closing Balance Sheet is less than the Working Capital Escrowed Funds held in the Working Capital Escrow Account, after payment of the difference to Parent, the remaining funds held in the Working Capital Escrow Account shall be distributed to the Stockholders’ Representative (for distribution to the Stockholders).

(c) Final Closing Balance Sheet; Binding. Subject to clause (d) of this Section 3.03, the Final Closing Balance Sheet delivered to the Parent and Stockholders’ Representative shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

(d) Disputes. Stockholders’ Representative may dispute any amounts reflected on the Final Closing Balance Sheet; provided, however, that Stockholders’ Representative shall have notified the Parent in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within twenty (20) calendar days of the Parent’s delivery of the Final Closing Balance Sheet to Stockholders’ Representative. In the event of such a dispute, Stockholders’ Representative and the Parent shall use reasonable efforts to resolve such dispute, provided that if such dispute is not resolved within fifteen (15) calendar days of Stockholders’ Representative’s notice to Parent set forth above, the parties shall submit the items in dispute for resolution to an independent accounting firm of national reputation mutually acceptable to Stockholders’ Representative and the Parent (the “Independent Accounting Firm”), which shall, within thirty (30) calendar days after such submission, determine and report to Stockholders’ Representative and the Parent upon such remaining disputed items, and such report shall be final, binding and conclusive on Stockholders’ Representative and the Parent. The fees and disbursements of the Independent Accounting Firm shall be allocated between Stockholders’ Representative and the Parent in the same proportion that the aggregate amount of such disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(e) Final Cash Consideration Adjustment. The Final Closing Balance Sheet shall be deemed final for the purposes of this Section 3.03 upon the earlier of (x) the failure of Stockholders’ Representative to notify the Parent of a dispute within twenty (20) calendar days following the Parent’s delivery of the Final Closing Balance Sheet to Stockholders’ Representative, and (y) the resolution of all disputes, pursuant to Section 3.03(d), by the Independent Accounting Firm. Within fifteen (15) calendar days after the Final Closing Balance Sheet is deemed final, (i) in the case of Section 3.03(b)(i), the Parent shall pay to Stockholders’ Representative the requisite dollar amount, if any, required pursuant to Section 3.03(b) and (ii) in the case of Section 3.03(b)(ii), the requisite dollar amount shall be delivered to Parent from the Working Capital Escrow Account or the Stockholders’ Representative, as required by Section 3.03(b)(ii). Notwithstanding anything foregoing to the contrary, Stockholders shall be jointly and severally liable for any amounts due to Parent from Stockholder Representative under this Section 3.03 to the extent the Working Capital Escrowed Funds are insufficient for payment of such requisite dollar amount; provided, however, if the amount owed to Parent is greater than the Working Capital Escrowed Funds nothing hereunder shall limit Parent from obtaining the entire amount owed to Parent from Stockholders’ Representative.

(f) Cooperation. The parties agree and undertake to provide each other with reasonable access to the Company’s books and records and personnel to the extent reasonably necessary to assist in the preparation of the statements referred to in this Section 3.03.

Section 3.04 Effect of Merger I on the Capital Stock of the Company and Merger Sub. As of the Merger I Effective Time, by virtue of Merger I and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Intermediate Surviving Corporation.

(b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company or by a wholly owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. The issued and outstanding shares of Company Common Stock (other than shares to be canceled in accordance with this Section 3.04) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to the Merger Consideration as set forth on Schedule A. As of the Merger I Effective Time, all such shares of Company

Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificates, (i) cash that constitutes part of the Merger Consideration, (ii) certificates representing the shares of Basin Common Stock that constitute part of the Merger Consideration and (iii) any cash in lieu of fractional shares of Basin Common Stock to be issued or paid in consideration therefor.

Section 3.05 Effect of Merger II on Capital Stock of Intermediate Surviving Corporation and on the Capital Stock of NewCo. As of the Merger II Effective Time, by virtue of Merger II and without any action on the part of the holder of any shares of capital stock of the Intermediate Surviving Corporation or any capital stock of NewCo:

(a) Capital Stock of Intermediate Surviving Corporation. Each issued and outstanding share of capital stock of the Intermediate Surviving Corporation shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Entity.

(b) Capital Stock of NewCo. Each issued and outstanding share of capital stock of NewCo shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Entity.

Section 3.06 Exchange of Certificates.

(a) Exchange Agent. Immediately following the Merger I Effective Time, Parent shall deposit with Computershare Trust Company, N.A. or such other bank or trust company as may be designated by Parent and the Company (the “Exchange Agent”), for the benefit of the Stockholders, for exchange in accordance with this ARTICLE III, through the Exchange Agent, or deliver to the Stockholders’ Representative, certificates representing 462,746 shares of Basin Common Stock issuable pursuant to Section 3.04(c).

(b) Exchange Procedures. As soon as reasonably practicable after the consummation of the Mergers, the Parties shall or shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Merger I Effective Time represented outstanding shares of Company Common Stock, other than shares to be canceled or retired in accordance with Section 3.04(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Basin Common Stock and cash which constitute the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Basin Common Stock which such holder has the right to receive and cash, in accordance with the allocation set forth on Schedule A, pursuant to the provisions of this ARTICLE III (and the Certificate so surrendered shall forthwith be canceled). Until surrendered as contemplated by this Section 3.06(b), each Certificate shall be deemed at any time after the Merger I Effective Time to represent only the right to receive Merger Consideration upon such surrender.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Merger I Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Basin Common Stock issuable as Merger Consideration represented thereby until the surrender of such Certificate in accordance with this ARTICLE III. Subject to the effect of applicable laws (the “Applicable Laws”), following surrender of any Certificate, there shall be paid to the holder of the certificate representing whole shares of Basin Common Stock in respect of Merger Consideration issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger I Effective Time theretofor paid with respect to such whole shares of Basin Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All shares of Basin Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE III (including any cash paid pursuant to Section 3.06(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Intermediate Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Merger I Effective Time. If, after the Merger I Effective Time, Certificates are presented to the Intermediate Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE III, except as otherwise provided by Law.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Basin Common Stock shall be issued upon the surrender for exchange of Certificates. In lieu of any such fractional interests, each holder of shares of Company Common Stock exchanged pursuant this ARTICLE III who would otherwise have been entitled to receive a fraction of a share of Basin Common Stock (after taking into account all shares of Basin Common Stock to which such holder is entitled pursuant to Section 3.06(b) shall be entitled to receive cash (without interest) in an amount equal to the product of such fractional part of a share of Basin Common Stock multiplied by $10.65.

(f) Termination of Exchange Fund. Any Basin Common Stock which remains undistributed to the holders of Certificates for six months after the Merger I Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(g) No Liability. None of Parent, Merger Sub, the Company, the Intermediate Surviving Corporation, Newco, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any shares of Basin Common Stock (or dividends or distributions with respect thereto) delivered by the Exchange Agent to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(h) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may determine as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, Basin Common Stock and cash in respect of Merger Consideration, and any unpaid dividends or distributions with respect to Basin Common Stock, to which they are entitled pursuant to this Agreement.

Section 3.07 Withholdings. Parent, the Exchange Agent, and Merger Sub shall be entitled to, or shall cause the Company to, deduct and withhold from the consideration otherwise payable to any party pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction and withholding was made.

Section 3.08 Certain Excluded Assets and Liabilities. Prior to or simultaneous with the Merger I Effective Time, pursuant to an Agreement for Sale and Purchase of Real Property among the Company, the Stockholders and Craft Real Estate, LLC, a Tennessee limited liability company (the “Craft Entity”), substantially in the form attached hereto as Exhibit C (the “Asset Purchase Agreement”), the Company Affiliate shall (i) acquire the assets of the Company which are listed on Schedule 3.08(i) (the “Excluded Assets”), and (ii) assume the liabilities of the Company which are listed on Schedule 3.08(ii) (the “Excluded Liabilities”), provided that the Company Affiliate may elect at its option to pay or otherwise discharge any of the Excluded Liabilities as of the Merger I Effective Time. “Affiliate” with respect to any person, means any person directly or indirectly controlling, controlled by or under common control with, another person. It is understood by all parties to this Agreement that, as of the Merger I Effective Time, neither Parent nor the Company shall have the title to or ownership of any Excluded Assets, nor shall Parent or the Company have any responsibility for or obligation with respect to the Excluded Liabilities.

Section 3.09 Appointment of Representative.

(a) In order to efficiently administer the transactions contemplated hereby, including the defense and/or settlement of any claims for which the Stockholders may be required to indemnify the Parent Indemnified Parties pursuant to this Agreement, the Stockholders hereby agree to the appointment of Frank S. Craft as the Stockholders’ Representative (the “Stockholders’ Representative“). The Stockholders’ Representative is hereby authorized to take any and all action as is contemplated to be taken by the Stockholders by the terms of this Agreement, provided that, the Stockholders’ Representative shall not consent to the entry of any judgment or enter into any settlement which affects or binds any of the Stockholders without the prior written consent of such Stockholder (which consent shall not be unreasonably withheld). All decisions and actions by the Stockholders’ Representative shall be binding upon all of the Stockholders and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. By their execution of this Agreement, the Stockholders agree that:

(i) the Parent shall be able to rely exclusively on the instructions and decisions of the Stockholders’ Representative as to the settlement of claims for indemnification by the Parent pursuant to this Agreement, or any other actions taken by the Stockholders’ Representative hereunder, and no party hereunder shall have any cause of action against the Parent in reliance upon the instructions or decisions of the Stockholders’ Representative;

(ii) to the extent this Agreement requires that Parent give notice to or seek the consent of Stockholders with respect to any matter referred to herein, the Parent shall be entitled to give such notice to or seek such consent from the Stockholders’ Representative;

(iii) all actions, decisions and instructions of the Stockholders’ Representative shall be final, conclusive and binding upon the Stockholders;

(iv) the provisions of this Section 3.09 are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

(v) the provisions of this Section 3.09 shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Stockholder, and any references in this Agreement to a Stockholder shall mean and include the successors to the Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise; and

(vi) in case of the resignation or the death or inability to act of Frank S. Craft, a successor shall be named by Stockholders holding more than fifty percent (50%) of the Shares of the Company prior to the Closing.

(b) The term “Stockholders’ Representative“ as used herein shall be deemed to include a successor representative.

(c) The Stockholders’ Representative shall not be liable to the Stockholders for any act done or omitted to be done hereunder while acting in good faith and in the exercise of reasonable judgment. Each Stockholder agrees to jointly and severally indemnify and hold harmless the Stockholders’ Representative from and against any Damages incurred without gross negligence or willful misconduct on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties hereunder.

Section 3.10 Legends. The shares of Basin Common Stock to be issued to the Stockholders pursuant to this Agreement shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. Each certificate evidencing shares of Basin Common Stock to be issued pursuant hereto shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED (THE “SECURITIES ACT”). SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

and any legends required by applicable state securities laws. Notwithstanding the foregoing, no opinion of counsel shall be necessary in connection with any transfer of Basin Common Stock by any Stockholder to any other Stockholder, or by any Stockholder to any of its Affiliates which provide to Parent the necessary securities law representations under Section 4.03 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE COMPANY

As an inducement to the Parent to enter into this Agreement and to consummate the transactions contemplated hereby, and except as set forth in the Disclosure Schedule provided by Stockholders to the Parent on the date hereof and accepted in writing by the Parent (the “Disclosure Schedule”), each Stockholder, jointly and severally together with the other Stockholders and the Company, hereby represents and warrants to and agrees with the Parent with respect to the Shares listed next to the name of such Stockholder on Schedule A hereto that:

Section 4.01 Title to Shares. Such Stockholder owns the Shares beneficially and of record, free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions of every kind and nature (together, “Claims”). Other than restrictions on transfer imposed under federal or state securities laws, there is no restriction affecting the ability of such Stockholder to transfer the legal and beneficial title and ownership of the Shares to the Parent and, upon delivery thereof to the Parent pursuant to the terms of this Agreement and of payment of the Merger Consideration at the Closing, the Parent will acquire record and beneficial title to the Shares free and clear of all Claims. Such Stockholder is not a party to any option, warrant, purchase right or other contract or commitment that could require such Stockholder to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement). Such Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company. Such Stockholder confirms its percentage ownership of the Company as set forth on Schedule A.

Section 4.02 Stockholders’ Organization and Authority to Execute and Perform Agreement. Such Stockholder, other than Stockholders that are individuals, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Said Stockholder has the full legal right and power and all authority and approval required by law to enter into this Agreement and the other documents and instruments contemplated hereby and to perform its obligations hereunder and thereunder. Each Stockholder has duly executed and delivered this Agreement and the other documents and instruments contemplated hereby to which it is a party, and this Agreement and such other documents and instruments constitute the legal, valid and binding obligation of said Stockholder enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditor’s rights generally and by general equitable principles. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other documents and instruments in compliance with the terms and conditions hereof and thereof by said Stockholder will (a) conflict with or result in any violation of any certificate or articles of incorporation, bylaws or other governing document of said Stockholder, or any judgment, decree, order, statute, law, rule or regulation applicable to said Stockholder or to the Shares of said Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as defined herein) or other person or entity, (c) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any mortgage, indenture, note, lease, license, agreement or other instrument or obligation to which said Stockholder is a party or by which said Stockholder or its Shares is bound, or (d) result in the creation of any Claim of any kind or nature on, or with respect to its Shares.

Section 4.03 Purchase For Investment. Such Stockholder is acquiring the shares of Basin Common Stock for investment for its own account and not with a view to the distribution or public offering thereof within the meaning of the Securities Act. Such Stockholder understands that the shares of Basin Common Stock have not been registered under the Securities Act and may not be sold or transferred without such registration or an exemption therefrom. Such Stockholder is sufficiently experienced in financial and business matters to be capable of evaluating the risk of investment in Basin Common Stock and to make an informed decision relating thereto. Such Stockholder has the knowledge and experience in business and financial affairs and the financial capability for making the investment, can afford a complete loss of the investment, and the investment is a suitable one for such Stockholder. Such Stockholder is an “accredited investor” as defined in Regulation D under the Securities Act.

Section 4.04 No Stockholder Brokers’ Fees. Such Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Parent or the Company could become liable or obligated.

Section 4.05 Capitalization. The authorized, issued and outstanding capital stock of the Company consists on the date hereof, and will on the Closing Date consist solely of 1,000 shares of Common Stock, having no par value, of which 520.824 shares are issued and outstanding and owned by the Stockholders, as set forth on Schedule A, free and clear of all Claims, in each case with no personal liability attaching to the ownership thereof. All of such shares are duly authorized, validly issued, fully paid and nonassessable and were issued in full compliance with all federal, state and local rules, laws and regulations. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Company’s Articles of Incorporation, as amended (the “Company Articles of Incorporation”), and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with all applicable laws. There are, and at the Closing Date there will be, no shares held in the corporate treasury of the Company and no shares reserved for issuance. As of the date hereof there are, and as of the Closing Date there will be, no outstanding subscriptions, options, warrants, rights, calls or convertible securities, stock appreciation rights (phantom or otherwise), phantom stock rights, joint venture, partnership or other commitments of any nature relating to shares of the capital stock of the Company, other than 254.817 treasury shares reserved by the Company for the issuance of phantom stock of which shares of phantom stock, 40.245 are currently outstanding as of the date hereof and none of which will be outstanding as of the Closing Date. As of the date hereof there is, and as of the Closing Date the Company will have, no obligation (contingent or other) to issue, sell or otherwise cause to become outstanding any of its capital stock, or to purchase, redeem or otherwise acquire any of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Company’s capital stock, other than a power of attorney signed by each Stockholder in favor of Frank S. Craft and naming him as such Stockholder’s attorney-in-fact.

Section 4.06 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Company’s business or the character of the properties owned or leased by the Company requires such licensing or qualification, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not in the aggregate be expected to have a material adverse effect on the business or operations of the Company.

(b) The Company is not in default under or in violation of any provision of the Company Articles of Incorporation or the Company’s Bylaws.

Section 4.07 Subsidiaries. The Company does not (a) own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (b) control, directly or indirectly, any other entity.

Section 4.08 Corporate Power and Authority. The Company has the corporate power and authority to own and hold its properties and to carry on its business as presently conducted and contemplated to be conducted. The Company has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by the Company have been duly executed and delivered by, and constitute the legal, valid and binding obligation of, the Company enforceable against the Company in accordance with their terms.

Section 4.09 Validity, Etc. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) conflict with or result in violation of the Company Articles of Incorporation or the Company’s Bylaws, or any judgment, decree, order, statute, law, rule or regulation applicable to the Company, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or other person or entity, or (iii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any mortgage, indenture, note, lease, license, agreement or other instrument or obligation related to the Company or any of its assets or the consummation of the transactions contemplated hereby or thereby.

Section 4.10 Company Financial Statements. The Company has previously furnished to the Parent the audited balance sheet of the Company at August 31, 2006 (the “Company Balance Sheet”), and the related statements of income and cash flow and notes thereto for the fiscal year ended August 31, 2006 (the “Audited Financial Statements”), which have been prepared in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”), and fairly present in all material respects the financial position of the Company as of the date thereof, and the results of its operations and cash flows for the periods ended on the date thereof. The Company has also previously furnished to the Parent an unaudited balance sheet as of June 30, 2007 (the “Interim Balance Sheet” and together with the “Audited Financial Statements,” the “Company Financial Statements”), which fairly presents in all material respects the financial position of the Company as of the date thereof. The Company Financial Statements are attached hereto as Schedule 4.10.

Section 4.11 Absence of Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or reserved against in the Company Balance Sheet or the Interim Balance Sheet, the Company does not have any liabilities or obligations of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise except for liabilities and obligations incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice and reflected accurately in its books and records (none of which results from, arises out of or relates to any breach of contract, breach of warranty, infringement or violation of law).

Section 4.12 Absence of Adverse Change; Conduct of Business. Except as contemplated in this Agreement, since August 31, 2006, the Company has conducted its business only in the ordinary course of business consistent with past practice, and there has been no material adverse change in the business, operations or financial condition of the Company. Without limiting the foregoing, since August 31, 2006, there has not been, occurred or arisen any event which would require the consent of the Parent under Section 6.04 had such action been taken after the date of this Agreement.

Section 4.13 Taxes.

(a) Filing of Tax Returns. The Company has duly and timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof. All such Tax Returns filed are complete and accurate in all material respects. Except as set forth on Schedule 4.13(a), the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has paid all Taxes whether or not shown on a Tax Return.

(b) Payment of Taxes. The unpaid Taxes of the Company (i) did not, as of the date of the Company Balance Sheet, exceed the reserve for liability with respect to Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (ii) will not as of the Merger I Effective Time exceed such reserve to the extent it is set forth on the face of the Final Closing Balance Sheet (rather than in any notes thereto) and is included in the calculation of the Merger Consideration. Since the date of the Company Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom or practice.

(c) Asset Purchase Agreement Transactions. No liability for Taxes has or will be incurred by the Company in connection with the disposition of the Excluded Assets, the assumption of the Excluded Liabilities or any other transaction consummated pursuant to the Asset Purchase Agreement, beyond amounts reserved therefor on the face of (and not in the notes to) the Final Closing Balance Sheet and included in the calculation of the Merger Consideration.

(d) Audits, Investigations, Disputes or Claims. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Body against the Company. There are no pending or threatened audits, investigations, disputes or claims or other actions for or relating to any liability for Taxes with respect to the Company, and there are no matters under discussion with any Governmental Body with respect to Taxes. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 4.13(d) and, except as set forth in such Schedule, neither the Company nor any predecessor has been notified that any Taxing Authority intends to audit a Tax Return for any other period. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of the Company and its predecessors for all Tax years for which the statute of limitations period remains open, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2003. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not received (and is not subject to) any ruling from any Taxing Authority and has not entered into (and is not subject to) any agreement with a Taxing Authority.

(e) Lien. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company or any shares of Company capital stock.

(f) Tax Elections. All material elections with respect to Taxes affecting the Company, or its assets, as of the date hereof are set forth on Schedule 4.13(f). The Company has not: (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of any of its assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any of its assets as owned by another person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made and will not make a consent dividend election under Section 565 of the Code; (vi) or made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(g) Affiliated Groups. The Company (i) is not currently a member of a group of corporations which files a combined, consolidated or unitary Tax Return and (ii) has never been a member of an Affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. No Stockholder will, as of the Merger I Effective Time, qualify as a “selling affiliate” within the meaning of Treasury Regulations Section 1.338(h)(10)-1(b)(3). The Company has no liability for the Taxes of any person (other than the Company) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, or its assets, and, after the Merger I Effective Time, neither the Company nor its assets shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods up to and including the Merger I Effective Time.

(i) Partnerships and Single Member LLC’s. The Company (i) is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, and (iii) is not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law).

(j) No Withholding. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(k) Permanent Establishment. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(l) Listed Transaction. The Company has not engaged in (i) a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), or (ii) a transaction where disclosure was required under the Code or Treasury Regulations (or similar provision of state, local or foreign law) in order to avoid the application of penalties.

(m) Section 355. The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement.

(n) Positions in Returns. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o) Access to Tax Returns. Stockholder has made available to Parent complete and accurate copies of all of the Company’s Tax Returns as filed that have been filed or will be filed (after giving effect to all valid extensions of time for filing) with respect to all Tax periods for which the applicable statute of limitations has not expired. Schedule 4.13(o) lists all jurisdictions in which the Company is required to pay Tax or file a Tax Return under applicable state, local or foreign Tax law.

(p) Definitions. For purposes of this Agreement, (i) “Taxes” means all taxes, including without limitation income, gross receipts, profits, premium, windfall profits, license, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, social security, unemployment, disability, registration, payroll, employment, franchise, environmental, customs duties, capital stock, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States of America or any such government, including any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, (ii) “Tax Returns” means all reports, returns, declarations, statements, claims for refund, forms or other information required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof, (iii) “Code” means the Internal Revenue Code of 1986, as amended, and (iv) “Treasury Regulation(s)” means the Treasury regulations promulgated under the Code.

Section 4.14 Litigation. There is no (a) action, suit, claim or proceeding pending or, threatened, nor any investigation pending or threatened against the Company (whether or not the Company is a party or prospective party thereto), at law or in equity, or before or by any Federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign (a “Governmental Body”), (b) arbitration proceeding relating to the Company or (c) governmental inquiry pending or, threatened against, involving or affecting the Company, and there is, to the knowledge of the Company or any Stockholder no basis for any of the foregoing. There are no outstanding orders, writs, judgments, injunctions or decrees of any court, Governmental Body or arbitration tribunal against, involving or affecting the Company. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any Governmental Body. There is no action or suit by the Company pending or threatened against others.

Section 4.15 Compliance with Law. The Company is not subject to any judgment, order, writ, injunction, or decree that materially adversely affects, individually or in the aggregate, its businesses, operations, properties, assets or condition (financial or otherwise). The Company is in compliance with and is not in default under, all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services in all material respects.

Section 4.16 Licenses and Permits. The Company has all licenses, permits, consents, approvals and authorizations of or from any public agency or Governmental Body used in or necessary for the conduct of the Company’s business (collectively, the “Permits”), all of which are listed on Schedule 4.16. The Company is in compliance with all of the Permits, all such Permits are in full force and effect and neither the Company nor the Stockholders have received any notice of, nor have reason to believe, that any appropriate authority intends or has threatened to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist.

Section 4.17 Benefit Plans.

(a) The term “Benefit Plan” shall mean, with respect to any person, an “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of such person or any ERISA Affiliate of such person), which are now, or were within the past 6 years, maintained, sponsored or contributed to by such person or any ERISA Affiliate, or under which such person or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, retention, change-in-control, profit sharing, pension, retirement, vacation, severance, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. A Benefit Plan of the Company shall be referred to as a “Company Benefit Plan.” A Benefit Plan of the Parent shall be referred to as a “Parent Benefit Plan.”

(b) The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

(c) The term “ERISA Affiliate” with respect to a person, shall mean any entity (whether or not incorporated) other than such person, that, together with such person, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(d) Schedule 4.17(d) sets forth a true and complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has delivered or made available to Parent or its counsel true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports for the most recent plan year (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter. Neither the Company, nor to the knowledge of the Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(e) Each Company Benefit Plan has been administered in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet filed or incorporated by reference in the Company Financial Statements prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course of business) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable law.

(f) (i) Each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the knowledge of the Company no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate thereof; (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability; (iv) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims); (v) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Section 412 of the Code and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code; (vi) neither the Company nor any of its ERISA Affiliates has any liability under ERISA Section 502; (vii) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Body and all notices and disclosures have been timely provided to participants; (viii) all contributions and payments to such Company Benefit Plan are deductible under Code Sections 162 or 404; (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code; and (ix) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

(g) Except as set forth in Schedule 4.17(g), the vesting, payment of or, entitlement to any benefits under, or the requirement of contributions to of funding to any Company Benefit Plan will not be accelerated as a result of the transactions contemplated by this Agreement. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement (alone or in connection with another event) by any employee, officer, director or shareholder of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any such Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Except as required by applicable law, no Company Benefit Plan provides any retiree or post-employment medical, disability or life insurance benefits to any person.

(i) The Company and each of its ERISA Affiliates is in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(j) The Company does not maintain, sponsor, contribute to or have any liability with respect to any employee benefit plan program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

Section 4.18 Labor Matters. The Company is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association. Since its inception, the Company has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company. There is no labor strike or labor disturbance pending or to the knowledge of the Company, threatened against the Company nor, to the knowledge of the Company, is any labor related grievance currently being asserted against the Company, and the Company has not experienced a work stoppage or other similar material labor disturbance since the date of its incorporation. The Company is in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, occupational safety and health, terms and conditions of employment, wages and hours and payment of social security and similar taxes and is not and has not engaged in any unfair labor practice. No petition for certification as the exclusive bargaining representative for any of the Company’s employees is pending before the National Law Relations Board. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other Governmental Body arising out of the Company’s activities, and to the knowledge of the Company, there are no facts or information which would give rise thereto. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Company is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material pending claims against the Company under any workers’ compensation plan or policy or for long term disability. To the knowledge of the Company, no employees are in any material respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use by the Company of trade secrets or proprietary information of others.

Section 4.19 Current Employees. Set forth on Schedule 4.19 is a list of the names of all of the Company’s current employees and consultants, together with the title or job classification of each such person. The Company has furnished Parent with a true and complete list of the base annual salary and the total compensation (including benefits) paid to each such person for fiscal year 2006. Except as specifically described on Schedule 4.19, none of such persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable on notice by the Company without cost or other liability to the Company.

Section 4.20 Properties.

(a) Tangible Property. The Company has good and marketable fee title to, or a valid leasehold interest in, free and clear of all Claims, all tangible personal property used in or necessary for the conduct of its business, which is reflected on the Company Balance Sheet (other than property sold, consumed or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the Balance Sheet) (the “Tangible Personal Property”). The Company’s possession and use of such property has not been disturbed and no claim has been asserted against the Company adverse to its rights in such ownership or leasehold interests. All Tangible Personal Property is adequate and usable for the purposes for which it is currently used and each item of Tangible Personal Property, whether owned or leased, is in good operating condition and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance.

(b) Real Property. As of the date hereof, the Company owns the real property set forth on Schedule 4.20(b)(i), and as of the Closing Date, after giving effect to the transactions contemplated by the Asset Purchase Agreement, the Company will not own any real property or have any liabilities or obligations with respect to any real property. Schedule 4.20(b)(ii) lists the street address of each parcel of real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, right and appurtenances relating to the foregoing (the “Leased Real Property”) and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company has delivered to Parent true and complete copies of the leases in effect as of the date hereof relating to the Leased Real Property, and there has not been any sublease or assignment entered into by the Company in respect of the leases relating to the Leased Real Property.

Section 4.21 Insurance. Schedule 4.21 contains a correct and complete list of each insurance policy maintained by the Company, together with the names of the policy holder, carriers, insureds, loss payees, liability limits and expiration dates for each such policy. All of such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policies. With respect to such insurance policies, (a) neither the Stockholders nor the Company have received any notice from the insurer under any such policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, (b) there is no claim, suit or other matter currently pending, and (c) all premiums due and payable have been duly paid.

Section 4.22 Material Contracts. Schedule 4.22 lists all existing contracts, agreements, understandings, commitments, licenses and franchises (whether written or oral) (collectively “Contracts”), relating to the Company, and which consist of (a) any agreement (or group of related agreements) for the lease of personal property to or from any person or entity providing for lease payments in excess of $10,000 per annum; (b) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000; (c) any agreement concerning a partnership or joint venture; (d) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a security interest on any of its assets, tangible or intangible; (e) any agreement concerning noncompetition; (f) any agreement with any of the Stockholders or their Affiliates; (g) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, assets, operations, financial condition or prospects of the Company; or (h) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 (collectively, (a) through (h) shall be known as the “Material Contracts”). The Company has made available to the Parent true, correct and complete copies of all of the Material Contracts, including without limitation those specified on Schedule 4.22 which are in writing and provide a summary of those Material Contracts which are oral. All of the Material Contracts are in full force and effect and will continue to be in full force and effect after the Closing Date. None of such Material Contracts has been terminated, the Company is not in breach or default thereunder, to the knowledge of any Stockholder or the Company no other party is in breach or default thereunder, and neither any Stockholder nor the Company is aware of any intention or right of any party to default another party to any such Material Contract. There exists no actual or threatened termination, cancellation or limitation of the business relationship of the Company with any party to any such Material Contract.

Section 4.23 Intellectual Property.

(a) For purposes of this Agreement, “Intellectual Property” means: (i) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (ii) trademarks, service marks, trade names, trade dress, logos, domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (iii) copyrightable works, copyrights, website content, and other rights of authorship, and any applications, registrations and renewals in connection therewith, worldwide; (iv) trade secrets and any other confidential business and technical information, including, without limitation, web site user information, customer and supplier lists and related information, pricing and cost information, business and marketing plans, advertising statistics, any other financial, marketing and business data, technical data, specifications, schematics and know-how; (v) to the extent not covered by subsections (i) through (iv), above, software and web sites (including all related computer code and content); (vi) rights to exclude others from appropriating any of such Intellectual Property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein; and (vii) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world. For purposes of this Agreement, “Company Intellectual Property” means all Intellectual Property, whether owned or licensed by the Company pursuant to the Third Party Licenses, which is necessary for the conduct of the Company’s business, as it is currently conducted or as contemplated to be conducted as set forth in the Company’s Confidential Descriptive Memorandum.

(b) Schedule 4.23(b)(1) contains a correct and complete list of all patents, registered trademarks, registered service marks, registered copyrights and registered trade names (and any applications therefore), and all written invention disclosures, owned by the Company (“Registered Company Intellectual Property”); Schedule 4.23(b)(2) contains a correct and complete list of all license agreements to which the Company is a party whereby the Company licenses Intellectual Property from a third party (“Third Party Licenses”).

(c) The Company Intellectual Property constitutes all the Intellectual Property used by the Company in its operations as presently conducted or as contemplated to be conducted as set forth in the Company’s Confidential Descriptive Memorandum.

(d) (i) The Company owns all right, title and interest in the Company Intellectual Property; (ii) the rights of the Company to the Company Intellectual Property are free and clear of all liens and encumbrances; (iii) all registrations with and applications to Governmental Bodies in respect of the Registered Company Intellectual Property are valid and in full force and effect and the Company has taken all action reasonably required to maintain their validity and effectiveness, except where the failure to do so would not result in a material adverse effect on the Company; (iv) at or prior to closing, the Company shall have delivered to the Parent all existing documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in the Company Intellectual Property that are in the Company’s possession, custody or control; and (v) the Company has taken reasonable measures to protect the secrecy, confidentiality and value of its trade secrets.

(e) The Company has made available to the Parent true, correct and complete copies of all of the Third Party Licenses specified on Schedule 4.23(b)(2) which are in writing and provide a summary of those Third Party Licenses which are oral. All of the Third Party Licenses are in full force and effect. None of the Third Party Licenses have been terminated, no party is in breach or default thereunder, and neither the Stockholders nor the Company is aware of any intention or right of any party to default to another party to any of the Third Party Licenses. There exists no actual or, to the Company’s Knowledge, any threatened termination, cancellation or limitation of any of the Third Party Licenses. There are no restrictions on the direct or indirect transfer of any Third Party License. No licensing fees, royalties or payments are due or payable by the Company in connection with the use of any Company Intellectual Property covered by any Third Party License. For purposes of this Section 4.23, “Company’s Knowledge” shall mean the actual knowledge after reasonable inquiry of Frank S. Craft and Michael Kelly.

(f) No approval or consent of any person or entity is needed so that the interest of Parent in the Company Intellectual Property shall continue to be in full force and effect following the transactions contemplated by this Agreement.

(g) The Company’s products and the use thereof does not interfere with, infringe upon or misappropriate any third party’s Intellectual Property rights. In addition to the foregoing, the Company has not interfered with, infringed upon or misappropriated any Intellectual Property rights of any third party, and the Company has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party).

(h) To the knowledge of each Stockholder and the Company, no third party has interfered with, infringed upon or misappropriated any item of Company Intellectual Property.

(i) All Company Intellectual Property owned or used by the Company and for which confidentiality is appropriate has, to the Company’s Knowledge, been maintained in confidence in accordance with protection procedures reasonably believed by each Stockholder and the Company to be adequate for protection customarily used in the industry to protect rights of like importance. No former or current employees who may have contributed or participated in the conception or development of the Company Intellectual Property have any legal right to claim any legal right, title or interest in the Intellectual Property to the Company. No agents or independent contractors who have contributed or participated in the conception or development of the Company Intellectual Property have any legal right to claim any legal right, title or interest in the Intellectual Property to the Company.

(j) The Stockholders have in their possession or control: (i) correct and complete, fully-executed copies of all of the Third Party Licenses (as amended to date), including without limitation, those that are identified on Schedule 4.23(b)(2); and (ii) correct and complete copies of all documents submitted to or received from the relevant patent, copyright, trademark, service mark and trade name foreign or domestic authorities relating to each item of the Company Intellectual Property, including without limitation those that are identified on Schedule 4.23(b)(1). At or prior to the Closing, the Stockholders shall have delivered to Parent correct and complete, fully-executed copies of all of the documents described in this subsection.

Section 4.24 Records; Internal Controls.

(a) The minute books, stock certificate books and stock transfer ledgers of the Company are complete and correct in all material respects with respect to the matters set forth therein and have been maintained in a manner consistent with good business practice.

(b) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP consistently applied and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the Company’s books and records.

(d) As of the date of this Agreement, the Company’s books and records (which have been provided or made available to Parent or its counsel for inspection) accurately and fairly reflect in all material respects the activities of the Company and its business, including all minutes of meetings, resolutions and other material actions and proceedings of the stockholders and Board of Directors of the Company and all committees thereof, all issuances, transfers of record and redemptions of capital stock of the Company and contain true, correct and complete copies of the Company Articles of Incorporation and the Company’s Bylaws and all amendments thereto through the date hereof.

Section 4.25 Inventory. A correct and complete list of the inventory of the Company as of the date of the Interim Balance Sheet has been made available to the Parent.

Section 4.26 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible, subject only to the reserve for bad debts set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and the Interim Balance Sheet.

Section 4.27 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

Section 4.28 Product Warranty. Each product manufactured, sold, leased, licensed or delivered by the Company has been in conformity with all applicable contractual commitments and all applicable warranties, and the Company has no liability or obligation for replacement or repair thereof or other damages in connection therewith, other than in the ordinary course of business and subject only to the reserve for product warranty claims set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and the Interim Balance Sheet.

Section 4.29 Environmental Matters.

(a) As used in this Agreement:

(i) “Cleanup” means all actions required to (A) cleanup, remove, treat, eliminate, contain, reduce, control, mitigate or remediate Hazardous Materials in the indoor or outdoor environment; (B) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (C) perform pre-remedial studies, tests, assessments, monitoring and investigations and post-remedial monitoring and care or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment , elimination, containment, reduction, control, mitigation or remediation or potential cleanup, removal, treatment, elimination, containment, reduction, control, mitigation or remediation of Hazardous Materials in the environment.

(ii) “Environmental Claim” means any claim, action, cause of action, notice, demand, order, suit, proceeding, investigation, notice (written or oral) or other communication alleging potential liability for or obligation with respect to any investigation, remediation, removal, Cleanup costs, response costs, corrective action, natural resources damages, property damages, personal injuries (including from present or former employees), penalties, restitution, contribution, indemnity, fines or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the environment, of any Hazardous Materials at any location, whether or not owned or operated by the Company or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Materials or alleged injury or threat of injury to health, safety or the Environment.

(iii) “Environmental Laws” means all federal, state, local and foreign laws, regulations, statutes. codes, principles of common law, rules, orders, judgments, consent orders, consent decrees, judicial decisions, permits, writs, decrees, licenses, approvals, injunctions, policies, guidelines, ordinances and directives, relating to pollution or protection of human health and safety or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, Release, disposal, remediation, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, including, but not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safety Drinking Water Act, the Hazardous Materials Transportation Act and any similar foreign, state or local law.

(iv) “Hazardous Materials” means (A) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law and (B) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance and any and all other sources of pollution or contamination, or terms of similar import, including asbestos, lead-based paint, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products, nuclear materials, natural or synthetic gas, pesticides, within the meaning of any other applicable law of any applicable Governmental Body.

(v) “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, dumping, seeping, injection, deposit, disposal, discharge, dispersal, leaching, migration or movement of Hazardous Materials through, in or into the environment (including ambient air, indoor air, surface water, groundwater and surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Laws) or into or out of any property.

(b) Except as set forth in Schedule 4.29(b), the Company is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all Permits and other governmental authorizations required under currently applicable Environmental Laws in connection with its business as presently conducted, and compliance with the terms and conditions thereof). The Company has not received any written or oral communication, whether from a Governmental Body or a third party, that alleges that the Company is not in such compliance, and to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future. All Permits and other governmental authorizations currently held by the Company pursuant to applicable Environmental Laws are identified in Schedule 4.29(b).

(c) There is no Environmental Claim pending or to the knowledge of the Company, threatened against the Company or to the knowledge of the Company, against any person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

(d) To the knowledge of the Company, except as set forth in Schedule 4.29(d), there are no past or present actions, activities, circumstances, conditions, events or incidents caused or created by the Company or any third party, including the presence or Release of any Hazardous Material, which are reasonably likely to form the basis of any Environmental Claim against the Company or against any person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law. Schedule 4.29(d) also sets forth the remediation efforts that have taken place or will take place to address any conditions listed therein.

(e) The Company has generated, received, handled, used, processed, stored, treated, released, discharged, emitted, shipped and disposed of all Hazardous Materials (whether or not on its owned or leased property or properties operated by it or properties owned, leased or operated by others) in compliance with all applicable Environmental Laws. The Company has not, and, to the knowledge of the Company, no other person has, Released, placed, buried or dumped Hazardous Materials on or beneath any property currently or formerly owned, operated or leased by the Company, except in compliance with all applicable Environmental Laws.

(f) The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring data possessed by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, or regarding the Company’s compliance with applicable Environmental Laws.

Section 4.30 Related Party Transactions.

(a) Except as set forth in Schedule 4.30, the Company has not entered into a transaction with any Related Party other than on terms that are not less favorable to the Company than if such transaction was entered into on an arms’ length basis on competitive terms, and no Related Party:

(i) has borrowed money from or loaned money to the Company which will not be repaid on or before or which will remain on the books of the Company following the Closing Date;

(ii) has any contractual or other claim, express or implied, of any kind whatsoever against the Company; or

(iii) has been engaged, since the date of incorporation of the Company, in any other transaction with the Company (other than employment or consulting relationships at no greater than the current salaries or consulting fees disclosed in Schedule 4.30, and except for grants or exercises of stock options under the Equity Plans) or investments in the Company.

(b) None of the Related Parties owns any asset, tangible or intangible, which is used in the business of the Company as presently conducted.

(c) The term “Related Party” shall mean any Stockholder, any officer or director of the Company, any Affiliate or relative of any Stockholder, the Company or any of their respective officers or directors, or any business or entity in which any Stockholder, the Company, any of the officers or directors of the Company or any Affiliate or relative of any such person has any direct or material indirect interest.

Section 4.31 No Company Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.32 Disclosure. No representation or warranty by any Stockholder or the Company contained in this ARTICLE IV and no statement contained in any document (including the Company Financial Statements and the Disclosure Schedule), certificate or other writing furnished by the Company or the Stockholders to the Parent or any of its representatives pursuant to the provisions hereof contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

The Parent represents and warrants to the Stockholders as follows:

Section 5.01 Organization. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Parent’s ability to purchase the Shares.

Section 5.02 Parent Power and Authority. Parent has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by Parent. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by Parent have been duly executed and delivered by, and constitute the valid and binding obligation of Parent enforceable against Parent in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditor’s rights generally and by general equitable principles.

Section 5.03 Validity, Etc. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) conflict with or result in any violation of the Parent’s Certificate of Incorporation or Parent’s Bylaws, or any judgment, decree, order, statute, law, rule or regulation applicable to Parent, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or other person or entity, other than compliance with applicable federal and state securities laws, or (iii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any mortgage, indenture, note, lease, license, agreement or other instrument or obligation to which Parent is a party, except in the case of this clause (iii) for such defaults (or rights of termination, cancellation or acceleration) which would not reasonably be expected to have a material adverse effect on Parent’s ability to purchase the Shares.

Section 5.04 Capitalization. The authorized, issued and outstanding capital stock of Parent consists on the date hereof, and will on the Closing Date consist solely of 10,000,000 of Preferred Stock, $0.001 par value, of which none are issued and outstanding, and 10,000,000 shares of Common Stock, par value $0.001 per share, of which 19,947,797 shares are issued and outstanding. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Parent Certificate of Incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with all applicable laws. Except as disclosed in the Parent’s filings with the Securities and Exchange Commission (the “SEC”) since May 11, 2006, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of, or providing for registration rights, preemptive rights or rights of first refusal with regard to, the Company’s capital stock.

Section 5.05 Parent Financial Statements. The Parent has previously furnished or made available via the Securities and Exchange Commission’s EDGAR filing system to the Stockholders the Parent’s audited balance sheet as of December 31, 2006 and the related statements of income and cash flow and notes thereto for the fiscal year ended December 31, 2006, and an unaudited balance sheet as of June 30, 2007 and the related statements of income and cash flows for the six months ended June 30, 2007. All such financial statements (the “Parent Financial Statements”) have been prepared in accordance with GAAP, and present fairly in all material respects the financial position of the Parent as of the dates thereof and the results of its operations and cash flows for the periods ended on the dates thereof. Since June 30, 2007, there has been no material adverse change in the business, operations or financial condition of the Parent from that reflected in the Parent Financial Statements.

Section 5.06 Absence of Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or reserved against in the Parent Financial Statements, the Parent does not have any material liabilities or obligations of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise except for liabilities and obligations incurred since the date of the Parent Financial Statements in the ordinary course of business consistent with past practice.

Section 5.07 Litigation. There is no (a) action, suit, claim or proceeding pending or, to the knowledge of the Parent any investigation pending or threatened against or affecting the Parent (whether or not the Parent is a party or prospective party thereto), at law or in equity, or before or by any Governmental Body, (b) arbitration proceeding relating to the Parent or (c) governmental inquiry pending or, to the Parent’s knowledge, threatened against, involving or affecting the Parent which, in each of cases (a), (b) or (c), seeks to prevent the consummation by Parent of the transactions contemplated hereby.

Section 5.08 Purchase for Investment. Parent is acquiring the Shares for investment for its own account and not with a view to the distribution or public offering thereof within the meaning of the Securities Act. Parent understands that the Shares have not been registered under the Securities Act and may not be sold or transferred without such registration or an exemption therefrom. Parent is sufficiently experienced in financial and business matters to be capable of evaluating the risk of investment in the Shares and to make an informed decision relating thereto. Parent has the financial capability for making the investments and can afford a complete loss of the investment. Parent is an “accredited investor” as defined in Regulation D under the Securities Act.

Section 5.09 Issuance of Basin Common Stock. All shares of Basin Common Stock have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and will have been issued in material compliance with all applicable state, federal and foreign securities laws and regulations.

ARTICLE VI

COVENANTS OF THE STOCKHOLDERS AND THE COMPANY

The Company and the Stockholders covenant and agree with the Parent as follows:

Section 6.01 Best Efforts Cooperation. Stockholders and the Company shall use their respective best efforts to perform and fulfill and to cause the Company to perform and fulfill, all conditions and obligations to be fulfilled or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

Section 6.02 Access. Until the Closing, each Stockholder shall give and shall cause the Company to give, the Parent, its attorneys, accountants and other authorized representatives complete access, upon reasonable notice and at reasonable times, to the Company’s offices, properties, customers, suppliers, employees, products, technology, business and financial records, contracts, business plans, budgets and projections, agreements, commitments and other documents and information concerning the Company and persons employed by or doing business with the Company. Following the Closing, each Stockholder shall provide the Parent with access to any and all records relating to the Company which remain in the possession of accountants, attorneys and other third parties, unless in the good faith opinion of counsel of any such Stockholder such records incorporate attorney-client privileged information. In order that the Parent may have full opportunity to make such examination and investigation as it may desire of the business and affairs of the Company, the Company will, and the Stockholders will cause the Company to furnish the Parent and its representatives during such period with all such information as such representatives may reasonably request and cause the respective officers, employees, consultants, agents, accountants and attorneys of the Company and the Stockholders to cooperate fully with the representatives of the Parent in connection with such review and examination and to make full disclosure to the Parent of all material facts affecting the Company’s financial condition, business operations, properties and prospects; provided, however, that the foregoing is subject to the provisions of Section 14.12 hereof regarding confidentiality.

Section 6.03 Keeping of Books and Records. Until the Closing, the Company shall keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions and in which all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 6.04 Actions Prior to the Merger I Effective Time. Except as expressly contemplated in this Agreement, the Company shall conduct its business pending the Merger I Effective Time only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, the Stockholders shall cause the Company to conduct its business in a manner such that on the Merger I Effective Time the Company will have no obligations or liabilities except (a) those set forth on the Company Balance Sheet and (b) those incurred in the ordinary course of business consistent with past practice after the date of the Company Balance Sheet and prior to the Closing Date and reflected accurately in its books and records. In addition, the Company shall use commercially reasonable efforts to (A) maintain the business of the Company, (B) retain employees so that such employees remain employed through the Closing Date, (C) maintain existing relationships with customers, partners, suppliers and others having business dealings with the Company, (D) maintain and perform all obligations under all Contracts described in Schedule 4.22 and all Permits, (E) commence in a material manner, to Parent’s satisfaction, the Post-Closing Required Maintenance Work and complete, to Parent’s satisfaction, the Pre-Closing Required Maintenance Work, (F) commence and complete any environmental remediation to address any matters set forth on Schedule 4.29(d) or otherwise requested by Parent, to Parent’s satisfaction, and (G) otherwise preserve the goodwill of the Company’s business through the Merger I Effective Time. Except as expressly contemplated by this Agreement or as consented to in writing by the Parent, during the period from the date of this Agreement to the Merger I Effective Time, the Company shall not, (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for shares of capital stock of the Company; (ii) redeem, purchase or otherwise acquire any of its outstanding securities (including the Shares); (iii) declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on or in respect of any share of capital stock of the Company; (iv) other than in the ordinary course of the Company’s business consistent with past practice, make any acquisition of assets or securities, any disposition of assets (Other than Inventory) or securities or any change in its capitalization; (v) enter into any contract or release or relinquish any contract or other rights either involving more than $10,000 or outside the ordinary course of the Company’s business; (vi) impose any security interest upon any of its assets, tangible or intangible; (vii) make any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the ordinary course of the Company’s business; (viii) incur any long-term debt for borrowed money or any short-term debt for borrowed money, or guarantee any such debt; (ix) propose or adopt any amendments to the Company Articles of Incorporation or the Company’s Bylaws; (x) make any loan or advance to any of its officers, directors, consultants, agents or employees or to any member of their families or any other loan or advance otherwise than in the ordinary course of business consistent with past practice;(xi) increase the salaries or other compensation payable or to become payable to any officer, director, employee or agent of the Company; (x) increase or add to other benefits (including any Company Benefit Plan) to which any of the Company’s officers, directors, employees or agents may be entitled; (xi) make any payments to any Company Benefit Plan or other similar plan or arrangement (except payments in the ordinary course consistent with past practice made pursuant to the Company Benefit Plans); (xii) adopt, amend or terminate any Company Benefit Plan; (xiii) make any other payment of any kind to or on behalf of any such officer, director, employee or agent; (xv) change any method of accounting or the keeping of its books of account, accounting practices, investment practices, or claims, payment and processing practices or policies, including writing off or establishing reserves with respect to notes, accounts receivable or other assets; (xvi) settle or agree to settle any litigation, action or proceeding before any court or Governmental Body; (xvii) fail to maintain in full force and effect substantially the same level and types of insurance coverage as in effect on the date hereof; (xviii) make or change any Tax election, change any annual Tax accounting period, settle or compromise any tax liability, adopt or change any method of Tax accounting, file any amended Tax Return, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or (xiv) agree in writing or orally to take any of the foregoing actions or any other action which would have made any representation or warranty in this Agreement untrue.

Section 6.05 Notice of Changes. Until the Closing, each Stockholder shall notify the Parent of any material change in the business of the Company, or any other change causing a breach of any of the representations and warranties in ARTICLE IV above, as soon as it becomes apparent to such Stockholder that any such change has or may occur. No disclosure by any Stockholder pursuant to this Section 6.05, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

Section 6.06 Treatment of Employees and Company Benefit Plans.

(a) Those employees of the Company identified on Schedule 6.06 shall agree to become employees of Parent, each on terms mutually agreeable to Parent and such employee.

(b) The Company will be responsible for all salary, wages, bonuses, commissions, holiday/vacation pay, termination and other expenses associated with Company employees and the Company Benefit Plans. If requested by Parent, the Company shall take all actions necessary or required to terminate or amend any and all Company Benefit Plans prior to the Closing. To the extent permitted under law and as soon as reasonably practicable, all Company employees that are hired by Parent will be eligible to participate in the Parent Benefit Plans, on the terms provided in such Parent Benefit Plans, as may be amended from time to time.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 6.06 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof.

Section 6.07 Litigation. The Stockholders will promptly notify the Parent of any lawsuits, claims, proceedings or investigations which are threatened or commenced against or by the Company, the Stockholders or their Affiliates, or against any employee, consultant or director of the Company.

Section 6.08 Obligations of Affiliates. Except as contemplated in this Agreement or in the Asset Purchase Agreement, on or before the Closing Date, the Stockholders shall terminate any ongoing agreements between any of them or their Affiliates, on the one hand, and the Company, on the other hand, all without any expense to the Company (or any reduction in the gross assets reflected on the Company Balance Sheet) so that following the Closing Date the Company shall have no obligations of any kind or nature to the Stockholders or their Affiliates except for those specified in this Agreement, and all debts and other obligations owed or required to be performed by the Stockholders or their Affiliates to the Company shall be paid or discharged in full.

Section 6.09 Stockholder Release. Effective as of the Closing, each Stockholder hereby releases and forever discharges the Company, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, fixed or contingent, and whether known or unknown relating to the Company, which ever existed or now exists, by any reason whatsoever, relating to any fact, situation, circumstance, status, event, act, failure to act, or transaction occurring on or prior to the Closing Date (each, a “Pre-Closing Matter”); provided that, nothing contained in this Section 6.09 shall be deemed to release the Company or Parent or any of its Affiliates from any of their respective obligations under this Agreement or the Asset Purchase Agreement or in connection with the transactions contemplated hereby.

Section 6.10 Noncompetition. At the Closing, each Stockholder and Michael Kelly will enter into an agreement not to compete in substantially the form of Exhibit D hereto (the “Noncompetition Agreement”).

Section 6.11 Liabilities. Except as contemplated in the Asset Purchase Agreement, prior to the Closing, the Company shall pay all of its liabilities and obligations, howsoever arising, as and when due and payable in the ordinary course of business, including Taxes, Tax Claims, assessments and governmental charges of any kind, except such as may be contested in good faith or as to which a bona fide dispute may exist.

Section 6.12 Notices and Consents. Prior to the Closing, at the Parent’s request, the Company shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Bodies or third parties required in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file or cause to be filed all necessary Tax Returns and other documentation with respect to all such transfer Taxes and, if required by applicable Regulations, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Stockholders shall provide Parent with evidence satisfactory to Parent that such transfer Taxes have been paid by the Stockholders.

ARTICLE VII

COVENANTS OF THE PARENT

Section 7.01 Cooperation. The Parent shall use its reasonable best efforts to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

ARTICLE VIII

POST-CLOSING COVENANTS

Section 8.01 Post-Closing Covenants. The Stockholders and the Parent agree as follows with respect to the period following the Closing.

(a) Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under ARTICLE XI below). The Stockholders acknowledge and agree that from and after the Closing the Parent will be entitled to possession of all of the Company’s books and records (including Tax records).

(b) Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, event, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties shall reasonably cooperate with such party and its counsel in the contest or defense, and, subject to reasonable availability and during normal business hours make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE XI below).

(c) Cooperation on Tax Matters; Tax Audits.

(i) Stockholders, the Company and the Parent and their respective Affiliates (each a “Party” and collectively the “Parties”) shall cooperate in both (A) the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information and (B) any subsequent audits, claims, contests, litigation or other proceedings with respect to Taxes of the Company (collectively, “Tax Proceedings”). Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Company illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns or participating in Tax Proceedings, as is relevant to the preparation of such Tax Returns or the conduct of such Tax Proceedings, respectively. Such cooperation and information also shall include, without limitation, provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable Governmental Body responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Company, and providing copies of all relevant Tax Returns to the extent related to the Company, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess. The parties and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder. Each Party shall bear its own costs in complying with this Section 8.01(c)(i).

(ii) Parent shall have the right, at its own expense, to control any audit or examination by any Taxing Authority (“Tax Audit”) and to contest, resolve and defend any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes for any Pre-Closing Tax Period; provided that the Parent shall consult with Stockholders with respect to the resolution of any issue with respect to Taxes due for a Pre-Closing Tax Period and that are the responsibility of Stockholders pursuant to this Agreement, and shall not settle any such issue, or file any amended Tax Return for such taxable period, without the consent of Stockholders (which consent shall not be unreasonably withheld). Where consent to a settlement is withheld by Stockholders pursuant to this Section, Stockholders may continue or initiate any further proceedings at their own expense, provided that any liability of the Parent, after giving effect to this Agreement, shall not exceed the liability that would have resulted had Stockholders not withheld its consent.

(iii) For purposes of this Agreement, (i) “Tax Period” means any period prescribed by any governmental authority for which a Tax Return is to be filed or a Tax is required to be paid, (ii) “Straddle Period” means any Tax Period that begins prior to but ends after the Merger I Effective Time, (iii) “Pre-Closing Tax Period” means any Tax Period ending on or before the Merger I Effective Time and that portion of any Straddle Period ending on the Merger I Effective Time, (iv) “Post-

Closing Tax Period” means any Tax Period beginning after the Merger I Effective Time and that portion of any Straddle Period beginning after the Merger I Effective Time.

(d) Preparation and Filing of Tax Returns.

(i) The Stockholders shall provide to the Parent, prior to the filing thereof, drafts of any Tax Return for the Company that are due on or prior to the Merger I Effective Time, and shall discuss with the Parent the contents thereof. The Stockholders shall permit the Parent to review and comment on each such Return prior to filing. No position shall be taken in any such Tax Return that is inconsistent with the past practice of the Company without the Parent’s written consent. The Company shall make such revisions to such Tax Returns as are reasonably requested by the Parent.

(ii) The Parent or the Company shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for Pre-Closing Tax Periods that are filed after the Merger I Effective Time. The Parent shall permit a representative of the Stockholders to review and comment on each such Tax Return prior to filing. The Stockholder shall pay to the Parent, within fifteen (15) days following any demand by the Parent, with respect to such Tax Return, an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Merger I Effective Time (as determined pursuant to Section 9.04 hereof), except to the extent that such Taxes are both (i) reflected in the reserve for liability with respect to Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Final Closing Balance Sheet (rather than in any notes therein), and (ii) included in the calculation of the Merger Consideration.

(iii) The Parent and the Stockholders agree that they intend that, as a result of the Purchase, the taxable year for federal and state (in those states that conform to federal treatment or otherwise provide for the termination of the taxable year at such time) income tax purposes of the Company will terminate at the close of the Merger I Effective Time.

(e) Post-Closing Required Maintenance Work. The Stockholders shall cause the Craft Entity to complete the Post-Closing Required Maintenance Work on or prior to September 30, 2007 in a professional manner, to Parent’s satisfaction. To the extent the actions or omissions of any contractor, other entity or Person engaged by the Craft Entity to complete the Post-Closing Required Maintenance Work result in Parent Damages (as defined in Section 11.02), Parent shall have the right to seek indemnification for any such Parent Damages in accordance with Section 11.02.

(f) Environmental Permit. The Company shall, and the Stockholders shall cause the Company to, apply for an obtain a letter of approval from the Tennessee Department of Environment and Conservation (the “TDEC”) with respect to the environmental remediation to be conducted set forth on Schedule 4.29(d). To the extent such approvals are not obtained from TDEC within six (6) months after Closing, the Company shall have the right to terminate the Lease Agreement in Parent’s sole discretion and elect to relocate the operations of the Company from the current facility at its convenience, with no further obligations on the part of the Company or the Parent under the Lease Agreement and no penalty incurred with respect to such termination of the Lease Agreement. The Company shall, and the Stockholders shall cause the Company to, apply for any required transfers of any Permits and other governmental authorizations set forth on Schedule 4.16 and Schedule 4.29(b), as requested by the Parent.

ARTICLE IX

CONDITIONS TO THE PARENT’S OBLIGATIONS

The obligation of the Parent to pay the Merger Consideration on the Closing Date and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by the Parent in its sole discretion:

Section 9.01 Consents. All approvals and consents (or waivers) of third parties identified on Schedule 9.01 or otherwise required by any Governmental Bodies in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

Section 9.02 Representations and Warranties True. All of the representations and warranties of the Stockholders and the Company contained in ARTICLE IV of this Agreement (a) to the extent qualified by any materiality qualifications, shall be true, correct and complete and (b) to the extent not so qualified, shall be true, correct and complete in all material respects, in each of cases (a) and (b), on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date. On the Closing Date, the Company and each Stockholder shall have executed and delivered to the Parent a certificate, in form and substance satisfactory to the Parent, to such effect.

Section 9.03 Performance. The Stockholders and the Company shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the Closing Date. The Company and each Stockholder shall have executed and delivered to the Parent a certificate, in form and substance satisfactory to the Parent, to such effect.

Section 9.04 No Adverse Change. No change, circumstance or event shall have occurred or be threatened in the condition (financial or other) of the Company, the results of its operations, properties, assets, liabilities or businesses which have been or are, or are reasonably likely to be, materially adverse to (a) its business operations, properties, prospects, assets or condition (financial or other) or (b) the ability of the Company and the Stockholders to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 9.05 Obligations of the Stockholders. Except as contemplated by this Agreement, all debts and other obligations owed or required to be performed by the Stockholders or their Affiliates (or any business entity owned or controlled by the Stockholders or their Affiliates) to the Company shall have been paid or discharged in full on or before the Closing Date, and all agreements between the Company and the Stockholders and their Affiliates shall have terminated on or before the Closing Date at no cost to the Company.

Section 9.06 Resignations and Termination of Employment Arrangements. To the extent requested by Parent, the Company shall have received the written resignations from (or shall have taken the necessary corporate action to effect the removal of) each of the Directors and Officers of the Company. The Company shall have terminated each employment agreement existing as of the Closing Date, to the extent requested by Parent.

Section 9.07 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, Governmental Body or other entity shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or Governmental Body (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may have a materially adverse effect on the condition, financial or otherwise, or prospects of the Company. No order, decree or judgment of any court or Governmental Body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Company or any Stockholder shall be pending, and neither the Company nor any Stockholder shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

Section 9.08 Parent Board Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Parent.

Section 9.09 Closing Documents. The Stockholders and the Company shall have delivered the Certificates representing the Shares, duly endorsed to the Parent, and all of the resolutions (including those of the Company’s Board of Directors), certificates, documents and instruments as Parent or its counsel reasonable requests to facilitate the consummation of the transactions contemplated hereby.

Section 9.10 Escrow Agreement. The Stockholders’ Representative, the Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 9.11 Lease Agreement. The Company and the Craft Entity shall have executed and delivered a Lease Agreement in substantially the form set forth in Exhibit E the “Lease Agreement”).

Section 9.12 Asset Purchase Agreement. The Stockholders, the Company and the Craft Entity shall have entered into and consummated the transactions contemplated by the Asset Purchase Agreement.

Section 9.13 Required Maintenance Work. The Company (a) shall have completed the work items set forth on Schedule 9.13(a) (the “Pre-Closing Required Maintenance Work”) to Parent’s satisfaction and (b) shall have commenced, in a material manner and to Parent’s satisfaction, the work items set forth on Schedule 9.13(b) (the “Post-Closing Required Maintenance Work”).

Section 9.14 Environmental Remediation. The Company shall have commenced and completed any environmental remediation requested by Parent and set forth on Schedule 4.29(d) of this Agreement, Schedule 20.3 of the Lease Agreement or otherwise requested by Parent, to Parent’s satisfaction in its sole discretion. Parent shall have received a final report (the “Final Environmental Report”) on environmental remediation from Titanium Environmental Services, LLC (“Titanium”), which Final Environmental Report shall (a) provide (i) an outline of the investigation, analysis and remediation efforts and (ii) a statement that the remediation was completed and in the opinion of Titanium, the identified areas of contamination have been remediated, cleaned-up, repaired or detoxified in accordance with Titanium’s recommendations, and (b) be subject to the final approval of Parent, in its sole discretion.

Section 9.15 Phantom Stock Payment. The Company and Mr. Kelly shall have entered into a Termination Agreement whereby the Company agrees to pay Mr. Kelly Eight Hundred Twenty-Nine Thousand Nine Hundred Six and no/100 Dollars ($829,906) (the “Phantom Stock Termination Payment”) in full satisfaction of all duties, obligations and responsibilities of the Company under the Stock Equivalent Plan Agreement between the Company and Mr. Kelly, and the Company shall have paid the Phantom Stock Termination Payment to Mr. Kelly.

Section 9.16 Craft Deferred Compensation Agreement. The Company and Ms. Sara Craft shall have entered into a Termination Agreement whereby the Company agrees to pay to Ms. Craft Three Hundred Thirty-Seven Thousand Thirty-Three and 62/100 Dollars ($337,033.62) (the “Deferred Compensation Termination Payment”) in full satisfaction of all duties, obligations and responsibilities of the Company under the First Amendment to Employment Agreement, dated as of December 31, 1998, between Robert D. Craft, Sr. and the Company, and the Company shall paid the Deferred Compensation Termination Payment to Ms. Craft.

Section 9.17 Withholding Certificates. At or prior to the Merger I Effective Time, each stockholder of the Company shall deliver to Parent (a) a properly completed IRS Form W-9 establishing an exemption from backup withholding, (b) a form notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in the form and substance reasonably acceptable to the Parent along with written authorization for the Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company at or prior to the Merger I Effective Time, and (c) state Tax clearance certificates or any other document(s) that may be required by any governmental authority in order to relieve Parent of any obligation to withhold any portion of the payments to the stockholders of the Company pursuant to this Agreement.

Section 9.18 Opinion of Counsel. At or prior to the Merger I Effective Time, Parent shall have received an opinion from Harris Shelton Hanover Walsh, PLLC, counsel to the Company, in the form set forth in Exhibit F hereto.

Section 9.19 Repayment of Indebtedness. At or prior to the Merger I Effective Time, Parent shall have received evidence of the repayment of all Company indebtedness to SunTrust Bank in the form of an executed payoff and release letter or agreement acceptable to Parent.

Section 9.20 Noncompetition Agreements. At or prior to the Merger I Effective Time, Parent shall have received a Noncompetition Agreement from and executed by each Stockholder and Michael Kelly.

ARTICLE X

CONDITIONS TO THE STOCKHOLDERS’ OBLIGATIONS

The obligation of the Stockholders to sell the Shares to Parent and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Stockholders in their sole discretion:

Section 10.01 Representations and Warranties True. All of the representations and warranties of the Parent contained in ARTICLE V of this Agreement shall be true, correct and complete in all material respects on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date.

Section 10.02 Performance. The Parent shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the Closing Date.

Section 10.03 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation or Governmental Body shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or Governmental Body to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any court or Governmental Body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Parent shall be pending, and the Parent shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

Section 10.04 Escrow Agreement. The Parent, the Stockholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE XI

INDEMNIFICATION

Section 11.01 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Stockholders and Parent contained in this Agreement will survive until the second anniversary of the Closing Date, except that the tax representations and warranties set forth in Section 4.13 (the “Stockholder Tax Representations”), and the representations and warranties set forth in Section 4.17 (the “Stockholder Benefit Representations”) will survive until sixty (60) days after the expiration of all applicable statutes of limitation (in each case, the “Indemnity Period”); provided, however, in the case of (a) the organizational representations and warranties relating to the Stockholders and the Company set forth in Section 4.01, Section 4.02, Section 4.06(a) and Section 4.08 (the “Stockholder Organizational Representations”), (b) the environmental representations and warranties set forth in Section 4.29 (the “Stockholder Environmental Representations”) and (c) fraud, intentional misrepresentation or willful breach of any representation, warranty, covenant or agreement, there shall be no Indemnity Period. The representations and warranties of Stockholders contained in this Agreement, other than the Stockholder Organizational Representations, the Stockholder Tax Representations, Stockholder Benefit Representations and the Stockholder Environmental Representations, shall hereinafter be referred to as the “Stockholder General Representations.”

Section 11.02 Indemnification.

(a) Stockholders shall, jointly and severally, indemnify the Parent Indemnified Parties (as defined below) in respect of, and hold each of them harmless from and against, any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys’ and accountants’ fees and costs and expenses reasonably incurred in defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character (the “Damages”), incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, inaccuracy or breach of warranty with respect to the Stockholder Organizational Representations, (ii) any misrepresentation, inaccuracy or breach of warranty with respect to the Stockholder Tax Representations, (iii) any misrepresentation, inaccuracy or breach of warranty with respect to the Stockholder General Representations, or breach, non-fulfillment of or failure to perform any covenant, agreement or other obligation on the part of Stockholders contained in this Agreement or any agreement or document delivered pursuant hereto, (iv) the Excluded Liabilities, (v) any claim or other assertion of liability made by any of the Stockholders based upon, arising out of or relating to any Pre-Closing Matter and (vi) any actions or omissions of any contractor, other entity or Person engaged by the Craft Entity to complete the Required Maintenance Work. A “Parent Indemnified Party” shall mean the Parent and its officers, directors, employees, agents, stockholders and Affiliates. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Parent shall not be entitled to recover any amounts under this Section 11.02(a) until the total amount which Parent would recover under Section 11.02(a) exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), in which event Parent shall be entitled to recover for all Damages otherwise recoverable under this Section 11.02(a); provided, however, that the Basket shall not apply to recovery for any Damages for indemnification that arise: (x) under clause (iii) of this Section 11.02(a), (y) under clause (v) of this Section 11.02(a) or (z) as a result of Stockholders’ fraud, intentional misrepresentation or willful breach of any representation, warranty, covenant or agreement.

(b) From and after the Closing, Stockholders shall, jointly and severally, indemnify the Parent Indemnified Parties in respect of, and hold each of them harmless from and against, any and all actual or potential claims, liabilities, damages (direct or indirect), losses, fines, penalties, judgments, awards, costs and expenses (including, without limitation, reasonable attorney fees and costs and expenses of investigation) (collectively, “Environmental Losses”) which arise out of or relate in any way to any misrepresentation inaccuracy or breach of any warranty with respect to the Stockholder Environmental Representations, any Environmental Claim or any use, handling, production, transportation, disposal, release or storage of any Hazardous Materials in, on or under the property prior to the Closing, whether by the Company or any other person, including, without limitation, all foreseeable and all unforeseeable Environmental Losses arising out of Environmental Claims or the use, generation, storage, discharge or disposal of Hazardous Materials by the Company or any prior owner or operator of the property prior to the Closing, as well as the costs of any required or necessary investigation, assessment, testing, remediation, repair, cleanup, or detoxification of the property and the preparation of any closure or other required plans, including, without limitation, any recommendations for action set forth in the Final Environmental Report. Parent Indemnified Party’s recourse for satisfying such Environmental Losses shall not be limited in any manner whatsoever.

(c) In the case of any Damages suffered, incurred or sustained by any Parent Indemnified Party (“Parent Damages”) that arise out of clause (i) of Section 11.02(a) above, subject to the limitations set forth herein, the Parent Indemnified Party’s sole recourse for satisfying such Parent Damages shall be limited to the Merger Consideration allocated to such Stockholder in accordance with Schedule A. In the case of Parent Damages that arise out of clauses (ii), (iii) and (v) of Section 11.02(a) above, subject to the limitations set forth herein, the Parent Indemnified Party’s sole recourse for satisfying such Parent Damages shall be limited to the Indemnity Escrowed Funds in accordance with the terms of the Escrow Agreement. Claims for indemnification that arise out of clause (iv) or (vi) of Section 11.02(a) above, or out of fraud, intentional misrepresentation or willful breach of any representation, warranty, covenant or agreement, shall not be subject to the limitations set forth in this Section 11.02(b). Parent shall be entitled to indemnification pursuant to this Section 11.02 without regard to any knowledge, information or belief Parent has, should have or will have to the effect that the Company’s or Stockholders’ representations and/or warranties may not be, in whole or in part, true, accurate and complete, after giving effect to the Disclosure Schedule.

(d) Parent shall indemnify the Stockholder Indemnified Parties (as defined below) in respect of, and hold each of them harmless from and against, any and all Damages suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, inaccuracy or breach of warranty with respect to the representations and warranties of the Parent set forth in ARTICLE IV and (ii) any, breach, non-fulfillment of or failure to perform any covenant, agreement or other obligation on the part of Parent contained in this Agreement or any agreement or document delivered pursuant hereto. A “Stockholder Indemnified Party” means each Stockholder and its Affiliates.

(e) Tax Treatment of Indemnity Payments. To the extent permitted by law, any payment made by any party pursuant to this Section 11.02 shall be treated as an adjustment to the Merger Consideration for Federal and state income tax purposes.

(f) In the case of a claim for indemnification of Damages under Section 11.02 hereof, upon determination by Parent Indemnified Party or a Stockholders Indemnified Party, as the case may be, that it has a claim for indemnification of Damages, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification (each, an “Indemnification Notice”). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the “Dispute Notice”) that the amount of the claim for indemnification of Damages is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party; provided that, if the claim is to be paid out of the Indemnity Escrowed Funds, the Stockholders’ Representative shall give instructions to the Escrow Agent to pay such amounts from the Indemnity Escrowed Funds in accordance with the terms of the Escrow Agreement.

Any failure by an Indemnified Party to give a timely, complete or accurate Third Party Indemnification Notice or Indemnification Notice as provided in this Section 11.03(e) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third Party Indemnification Notice or such Indemnification Notice was adversely affected or damaged as a result of such failure to give a timely, complete and accurate Third Party Indemnification Notice or Indemnification Notice.

(g) The Parties agree that if any dispute, claim or controversy arises out of or relates to this Agreement, including without limitation the interpretation, breach or termination hereof (a “Dispute”), the Dispute shall be resolved in accordance with, and the parties shall utilize, the mediation and other procedures specified in this Section 11.03(g) (the “Procedure”). Notwithstanding anything in this Section 11.03(g) to the contrary, (i) Parent or the Stockholders’ Representative may seek equitable relief in a court of competent jurisdiction solely to preserve the status quo pending resolution of a Dispute or to prevent irreparable harm, and (ii) Purchaser may seek equitable or other relief in a court of competent jurisdiction.

Any Dispute arising out of, under, or in connection with, or in relation to, this Agreement and/or any amendments thereto, or the breach thereof, which is not resolved informally by prior mutual agreement of the Parties hereto, shall first be submitted to non-binding mediation. Each Party shall pay the fees of its own attorneys and all other expenses connected with presenting its case. Other costs of the mediation, including the mediator fee, the cost of any record or transcripts of the mediation, and all other fees and costs, shall be borne equally by the parties. If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) days of the commencement of such procedure, or such other period as the parties agree, either Party may seek relief in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction.

The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff in any such action, to submit the Dispute to mediation if any other party contests such action for judicial relief.

Section 11.03 General Procedures; Third Party Claims.

(a) The obligations of any indemnifying party to indemnify any indemnified party under this ARTICLE XI with respect to Parent Damages or Stockholder Damages, as the case may be, resulting from the assertion of liability by third parties (a “Third Party Claim”), will be subject to the terms and conditions set forth in this Section 11.03. The party against whom any Third Party Claim is asserted is referred to herein as the “Indemnified Party” and the party required to provide indemnity hereunder is referred to herein as the “Indemnifying Party.”

(b) In the event that any Third Party Claim is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify the Indemnifying Party and, if the Indemnified Party is a Parent Indemnified Party, the Escrow Agent, in writing of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”); provided that so long as the Claim Notice is delivered within the applicable Indemnity Period, no delay on the part of any Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have twenty (20) calendar days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnifying Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) whether or not it will undertake, conduct and control, through counsel of its own choosing (which shall be reasonably satisfactory to the Indemnified Party) and at its own expense, the settlement or defense thereof, and if it so decides, the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party in writing within the Notice Period that it acknowledges its indemnification obligation and desires to defend the Indemnified Party against such Third Party Claim, the Indemnifying Party shall, at its sole cost and expense, have the right to defend the

Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense; provided, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). If the Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense unless, in the reasonable judgment of the Indemnified Party, it is advisable to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate, in which case the reasonable fees and expenses of counsel for the Indemnified Party shall be paid by the Indemnifying Party. The Indemnified Party shall not settle or compromise a Third Party Claim for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld) unless the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the sole right to defend, settle, or compromise any Third Party Claim with respect to which it has agreed in writing to waive its right to indemnification pursuant to this Agreement. Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 11.03, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement. If the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, then the amount of any such Third Party Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable fees and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder. The Indemnifying Party or Indemnified Party, as the case may be, shall use its reasonable efforts in the defense of all such Third Party Claims. The parties hereto shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third Party Claim.

(c) The extent to which any Indemnified Party shall be entitled to indemnification hereunder shall be reduced by any insurance proceeds actually received by the Indemnified Party on account of the claim that the Indemnified Party is seeking to be indemnified for, irrespective of the identity of the party that paid for such insurance. If Stockholders breach the Stockholder Tax Representation set forth in Section 4.13(c), then the indemnity payment from the Stockholders to Parent pursuant to Section 11.02 shall include not only the Taxes the Company must pay as a result of said breach, but shall also include such additional amount as may be required to put the Parent in the same after-Tax position it would have been in had such breach not occurred.

(d) The Indemnifying Party shall pay to the Indemnified Party the amount to which the Indemnified Party may become entitled by reason of the provisions of this Article IX within fifteen (15) calendar days after the amount of any Damages is determined in accordance with the provisions of Section 11.03. In the case of Damages to be paid out of the Indemnity Escrowed Funds, the Stockholder’s Representative shall give instructions to the Escrow Agent to pay such amount from the Indemnity Escrowed Funds in accordance with the terms of the Escrow Agreement.

Section 11.04 Tax Indemnity. The Stockholders shall indemnify, save and hold Parent and the Company and their respective Affiliates harmless from and against any and all (i) Taxes of the Company for any Pre-Closing Tax Period, (ii) the unpaid Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar Regulations), as a transferee or successor by contract, or otherwise), and (iii) any Tax liability arising from the transactions contemplated in Section 3.08. With respect to any Straddle Period, (A) in the case of any real, personal and intangible property Taxes or other Taxes levied on a per diem basis, the amount of such Taxes that relate to a Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of calendar days in the Straddle Period, and (B) in the case of any Taxes other than the per diem Taxes, the amount of such Taxes that relates to a Pre-Closing Tax Period shall be computed as if such Tax Period ended as of the end of the day on the Closing Date.

Section 11.05 Delivery and Release of Indemnity Escrowed Funds.

(a) To the extent that a Parent Indemnified Party is entitled to indemnification pursuant to this ARTICLE XI, such Parent Indemnified Party shall be entitled to reimbursement of the Damages out of the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement; provided, however, to the extent that the Damages result from (i) any misrepresentation, inaccuracy or breach of warranty with respect to the Stockholder Organizational Representations, (iii) any misrepresentation, inaccuracy or breach of warranty with respect to the Stockholder Environmental Representations or any other Environmental Losses, (v) the Excluded Liabilities or (vi) any claim or other assertion of liability made by any of the Stockholders based upon, arising out of or relating to any Pre-Closing Matter, and such Damages exceed the amount remaining in the Indemnity Escrow Account or arise after the end of the Escrow Period, such Parent Indemnified Party may collect such damages directly from the Stockholders’ Representative or the Stockholders.

(b) Pursuant to the terms of the Escrow Agreement, Parent and Stockholders’ Representative shall give joint written instructions to the Escrow Agent to release from the Indemnity Escrowed Funds and pay to the Stockholders’ Representative for the benefit of the Stockholders the amounts set forth below at the following times and subject to the following conditions:

(i) On the first anniversary of the Closing Date, an amount equal to Six Hundred Twenty Five Thousand Dollars ($625,000) less (y) any valid indemnification claims made pursuant to this ARTICLE XI prior to such date and (z) the aggregate amount of any good faith estimate of Damages pending but not resolved (“Good Faith Damages Estimate”) as of the first anniversary of the Closing Date.

(ii) On the eighteen (18) month anniversary of the Closing Date (the “Escrow Period”), the amount remaining from the Indemnity Escrowed Funds minus the Good Faith Damages Estimate as of the end of the Escrow Period.

(iii) Within one (1) business day after the final resolution of a particular indemnity claim for which a Good Faith Damages Estimate is retained in escrow pursuant to clause (b)(ii) above, the amount, if any, by which such Good Faith Damages Estimate in respect of such claim exceeded the final determination of Damages in respect of such claim.

ARTICLE XII

TERMINATION

Section 12.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) By mutual written consents duly authorized by the Parent and the Stockholders;

(b) By the Parent giving written notice to the Stockholders in the event the Stockholders have breached any material representation, warranty, covenant, agreement or obligation contained in this Agreement in any material respect, the Parent has notified the Stockholders of the breach, and the breach has continued without cure for a period of fifteen (15) calendar days after the notice of breach;

(c) By the Stockholders giving written notice to the Parent in the event the Parent has breached any material representation, warranty, covenant, agreement or obligation contained in this Agreement in any material respect, the Stockholders have notified the Parent of the breach, and the breach has continued without cure for a period of fifteen (15) calendar days after the notice of breach; or

(d) By the Parent or the Stockholders if:

(i) any court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; or

(ii) the Closing has not occurred on or prior to October 31, 2007; provided, however, that this provision shall not be available to Parent if the Stockholders have the right to terminate this Agreement under subsection (c), and this provision shall not be available to the Stockholders if Parent has the right to terminate this Agreement under subsection (b).

Upon the occurrence of any of the events specified in Section 12.01(d), written notice of such event shall forthwith be given to the other parties to this Agreement, whereupon this Agreement shall terminate.

Section 12.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 12.01, this Agreement, except for the provisions of ARTICLE XI, ARTICLE XII and ARTICLE XIV, shall forthwith become void and be of no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 12.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

ARTICLE XIII

REGISTRATION RIGHTS

Section 13.01 Registration Rights.

(a) Within ninety (90) days after the Closing Date (the “Closing Filing Date”), Parent shall file with the SEC a registration statement on any appropriate form under the Securities Act with respect to the offering and sale or other disposition of the Basin Common Stock issued to the Stockholders on the Closing Date pursuant to Section 3.02 in connection with the Merger (the “Closing Shares”) (the “Registration Statement”). Parent agrees to use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the Closing Filing Date, and to promptly notify the Stockholders’ Representative of such effectiveness. The Stockholders agree to cooperate with and provide assistance to Parent, as Parent may reasonably request, in connection with any registration and sale of the shares of Basin Common Stock.

(b) Parent agrees that it will (i) prepare and file with the SEC any amendments or supplements to each Registration Statement or prospectus which may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the offer of the Basin Common Stock covered by such Registration Statement until the sale of the shares registered thereby or until all such shares may be continuously sold by each selling stockholder named therein within a ninety (90) day period under Rule 144; (ii) prepare and promptly file with the SEC and promptly notify the Stockholders’ Representative of the filing of such amendment or supplement to such Registration Statement or prospectus as may be necessary to correct any statement therein or omission therefrom if, at any time when a prospectus relating to the shares of Basin Common Stock is required to be delivered under the Securities Act, any event with respect to Parent shall have occurred as a result of which any prospectus would include an untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading; (iii) in case the holders of registered shares are required to deliver a prospectus, prepare promptly such amendment or amendments to such Registration Statement and such prospectus or prospectuses as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Securities Act; (iv) advise the Stockholders’ Representative promptly after Parent shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of any such Registration Statement or amendment thereto or of the initiation or threatening of any proceedings for that purpose, and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; (v) use commercially reasonable efforts to qualify such shares of Basin Common Stock for sale under the securities or “blue sky” laws of such states within the United States as the holders of registered shares may reasonably designate, except that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business in any such state or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject; and

(vi) furnish to the holders of registered shares, as soon as available, copies of any such registration statement and each preliminary and final prospectus, or supplement or amendment required to be prepared with respect thereto, all in such quantities as they may from time to time reasonably request.

(c) The holders of registered shares agree that, upon receipt of any notice from Parent of the happening of any event of the kind described in clause (b)(ii) of this Section 13.01 (a “Blackout Notice”), they will forthwith discontinue the disposition of the shares of Basin Common Stock until they have received copies of the supplemented or amended prospectus contemplated by clause (b)(ii), or until such holders are advised in writing by Parent that the use of the prospectus may be resumed, and have received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by Parent, such holders will deliver to Parent all copies then in such holders’ possession of the prospectus covering the shares of Basin Common Stock current at the time of receipt of such notice; provided that if such holders are then employees of Parent or any of Parent’s Affiliates, such holders shall in any event comply with any applicable insider trading policies of Parent in the sale of registered shares.

(d) Each of the holders of registered shares shall furnish information to Parent concerning their holdings of securities of Parent and the proposed method of sale or other disposition of the shares of Basin Common Stock and such other information and undertakings as shall be required in connection with the preparation and filing of any Registration Statement and any amendments thereto covering all or part of the shares of Basin Common Stock in order to assist Parent in complying with the Securities Act and Exchange Act. Each such holder shall further agree to enter into such undertakings and take such other action relating to the conduct of the proposed offering which Parent may reasonably request as being necessary to assist Parent in complying with the federal and state securities laws and the rules or other requirements of the Financial Industry Regulatory Authority (“FINRA”) or otherwise to effectuate the offering.

(e) Parent shall pay all expenses (the “Registration Expenses”) incident to the registration of the shares of Basin Common Stock under this Section 13.01, including all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, and the fees and disbursements of counsel for Parent and of its independent public accountants. With respect to sales of shares of Basin Common Stock, the holders of registered shares shall pay all underwriting discounts and commissions and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of shares of Basin Common Stock, the fees and disbursements of counsel retained by them and transfer taxes, if any.

Section 13.02 Information Furnished by Holder. It shall be a condition precedent of Parent’s obligations under Section 13.01 that each holder of Basin Common Stock included in any Registration Statement furnish to Parent such information regarding such holder and the distribution proposed by such holder as Parent may reasonably request.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth on the signature pages hereto or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, or (iii) sent by recognized overnight courier. A copy of any notices delivered to any party shall also be sent to the following:

If to any of the Stockholders, to the Stockholders’ Representative:

Frank S. Craft

2070 Airways Boulevard

Memphis , Tennessee 38114-069

Facsimile: (901) 743-2361

with a copy to:

A. Neal Graham, Esq.

Harris Shelton Hanover Walsh, PLLC

6060 Poplar Avenue, Suite 450

Memphis, TN 38119

Facsimile: (901) 682-4446

If to the Parent, to:

Basin Water, Inc.

8731 Prestige Court

Rancho Cucamonga, CA 91730

Attn: Michael M. Stark

Facsimile: (909) 481-6801

with a copy to: General Counsel

and with a copy to (which shall not constitute notice for any purposes under this Agreement):

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

Attn: Faye H. Russell, Esq.

Divakar Gupta, Esq.

Facsimile: (858) 523-5450

All notices, requests, consents and other communications hereunder shall be deemed to have been duly given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (iii) if sent by overnight courier, on the next business day (or the second succeeding business day in the case of international delivery) following the day such notice is delivered to the courier service.

Section 14.02 Entire Agreement. This Agreement together with the Exhibits and Schedules hereto and the other documents executed in connection herewith embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof including, without limitation, that certain letter of intent between the Parent and the Company dated June 7, 2007 and Confidentiality Agreement between Parent and the Company dated November 13, 2006. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement or the Exhibits or Schedules hereto or the other documents executed in connection herewith shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

Section 14.03 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

Section 14.04 Waivers and Consents. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

Section 14.05 Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Parent may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries or Affiliates or to any person that acquires Parent or substantially all of the assets of Parent or survives any merger with Parent; provided that no such assignment shall relieve Parent of any of its obligations to the Stockholders hereunder.

Section 14.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement, provided, however, that the provisions of ARTICLE XI and Section 3.09 are intended for the benefit of the entities and individuals specified therein.

Section 14.07 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

Section 14.08 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

Section 14.09 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Section 14.10 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

Section 14.11 Expenses. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party, except as set forth in Section 1.03(c) hereof) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated; provided, however, that all expenses billed to or incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company as of the Closing and taken into consideration in the Final Closing Balance Sheet, and neither Parent nor the Company shall have any liability or obligation therefor following the Closing.

Section 14.12 Confidentiality. Each party acknowledges and agrees that any information or data it has acquired from the other party was received in confidence. Each party hereto agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement (including obtaining financing and conducting due diligence), or use to the detriment of the disclosing party or for the benefit of any other person or persons, or misuse in any way, any confidential information of the disclosing party concerning the subject matter hereof, including any trade or business secrets of the disclosing party and any technical or business materials that are treated by the disclosing party as confidential or proprietary. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its respective representatives to, promptly (and in no event later than seven (7) calendar days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its representatives. In the event the transactions contemplated hereby are consummated, this Section 14.12 shall no longer apply with respect to use or disclosure by Parent, its employees, agents or Affiliates of confidential information of the Company obtained by the Parent. Notwithstanding the foregoing, the limitations contained herein shall not apply to any information that: (a) was publicly known at the time of disclosure to the recipient, or becomes publicly known through no act of the recipient; (b) was rightfully received from a third party without a duty of confidentiality; or (c) was developed by the recipient independently.

Section 14.13 Public Disclosure. No party to this Agreement shall issue (and each party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of all the parties hereto, which consent shall not be unreasonably withheld, provided, that any party may make any public disclosure that it believes in good faith is required by applicable law.

Section 14.14 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14.15 Representation. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

Section 14.16 Specific Performance. Each party to this Agreement acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 14.17 Consent to Jurisdiction; Waiver of Jury Trial. Each party to this Agreement irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of California (or, if such court does not have jurisdiction or does not accept jurisdiction, in any state court of general jurisdiction located in San Diego County, California); (b) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (c) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER-CLAIM, AFFIRMATIVE DEFENSE OR OTHERWISE) IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS OF ANY PARTY.

Section 14.18 Attorneys’ Fees If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including, without limitation reasonable attorneys’ fees and expenses, incurred by such party in connection with such action, including any appeal of such action.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parent, Merger Sub, NewCo, the Company, the Stockholders’ Representative and the Stockholders have executed this Agreement as of the day and year first above written.

PARENT:

BASIN WATER, INC.

By:	/s/ THOMAS C. TEKULVE
Name:	Thomas C. Tekulve
Title:	Chief Financial Officer
Address:	8731 Prestige Court
Rancho Cucamonga, CA 91730

MERGER SUB:

BW ACQUISITION MERGER SUB, INC.

By:	/s/ THOMAS C. TEKULVE
Name:	Thomas C. Tekulve
Title:	Chief Financial Officer
Address:	8731 Prestige Court
Rancho Cucamonga, CA 91730

NEWCO:

BASIN WATER—MPT, INC.

By:	/s/ THOMAS C. TEKULVE
Name:	Thomas C. Tekulve
Title:	Chief Financial Officer
Address:	8731 Prestige Court
Rancho Cucamonga, CA 91730

COMPANY:

MOBILE PROCESS TECHNOLOGY, CO.

By:	/s/ FRANK S. CRAFT
Name:	Frank S. Craft
Title:	President

STOCKHOLDERS’ REPRESENTATIVE:

FRANK S. CRAFT

By:	/s/ FRANK S. CRAFT

STOCKHOLDERS:

FRANK S. CRAFT

By:	/s/ FRANK S. CRAFT

EVELYN S. CRAFT

By:	/s/ EVELYN S. CRAFT BY FRANK S. CRAFT,
Attorney-in Fact

STOCKHOLDERS (CONT.):

FRANK S. CRAFT, JR.

By:	/s/ FRANK S. CRAFT, JR. BY FRANK S. CRAFT,
Attorney-in Fact

SARA E. CRAFT

By:	/s/ SARA E. CRAFT BY FRANK S. CRAFT,

Attorney-in Fact

REESE K. CRAFT

By:	/s/ REESE K. CRAFT BY FRANK S. CRAFT,
Attorney-in Fact

ROBERT D. CRAFT

By:	/s/ ROBERT D. CRAFT BY FRANK S. CRAFT,

Attorney-in Fact

FRANK S. CRAFT, TRUSTEE, WYLIE CRAFT INTER VIVOS TRUST

By:	/s/ FRANK S. CRAFT,
Trustee

STOCKHOLDERS (CONT.):

WHITNEY M. CRAFT

By:	/s/ WHITNEY M. CRAFT BY FRANK S. CRAFT,

Attorney-in Fact

ROBERT W. CRAFT

By:	/s/ ROBERT W. CRAFT BY FRANK S. CRAFT,
Attorney-in Fact

Schedule A

Stockholder	% of Company Owned	Cash Consideration[1]	Basin Common Stock Consideration
Frank S. Craft	24.63%	$1,049,305.54	113,980
Evelyn L. Craft	6.63%	282,528.50	30,688
Frank S. Craft, Jr.	6.63%	282,528.50	30,688
Sara E. Craft	6.63%	282,528.50	30,688
Reese K. Craft	6.63%	282,528.50	30,688
Sara Craft	11.13%	474,044.88	51,493
Robert D. Craft, Jr.	14.61%	622,542.82	67,623
Frank C. Craft, Trustee, Wylie Craft Inter Vivos Trust	14.61%	622,542.82	67,623
Whitney M. Craft	3.45%	146,874.85	15,954
Robert W. Craft	5.04%	214,695.35	23,321

Total	100.00%	$4,260,082.00	462,746	Shares

[1]	This amount does not include the Indemnity Escrowed Funds, the Working Capital Escrowed Funds or the Company Transaction Expenses.